     As filed with the Securities and Exchange Commission on March 22, 2000
                                                      REGISTRATION NO. 333-85479

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      -----------------------------------
                      TRAINING DEVICES INTERNATIONAL, INC.

                 (Name of small business issuer in its charter)

          COLORADO                         3699                   84-1294499
 (State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                       7367 S. REVERE PARKWAY, BLDG. #2-C
                         ENGLEWOOD, COLORADO 80112-3931
                                 (303) 792-3792
        (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

                          ----------------------------
                               RONALD C. ELLINGTON
                             CHIEF EXECUTIVE OFFICER
                      TRAINING DEVICES INTERNATIONAL, INC.
                        7367 S. REVERE PARKWAY, BLDG. #2C
                         ENGLEWOOD, COLORADO 80112-3931
                                 (303) 792-3792
            (Name, address and telephone number of agent for service)
                          ----------------------------

                                    COPIES TO

       MARK R. LEVY, ESQ.                      W. CHRIS COLEMAN, ESQ.
       HOLLAND & HART LLP             MCAFEE & TAFT A PROFESSIONAL CORPORATION
   555 17TH STREET, SUITE 3200            TWO LEADERSHIP SQUARE, 10TH FLOOR
     DENVER, COLORADO 80202                 OKLAHOMA CITY, OKLAHOMA 73102

                          ----------------------------
                Approximate date of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

                          ----------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM          PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF            AMOUNT TO BE           OFFERING PRICE              AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED         REGISTERED(1)            PER SHARE(2)             OFFERING PRICE     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share        1,380,000 shares             $8.00                  $11,040,000          $2,914.56
----------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants(3)                    120,000                   -0-                       -0-                 -0-
----------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of       120,000 shares              $9.60                   $1,152,000           $304.13
Representative's Warrants(4)
----------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                                             $3,218.69(5)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


(1) Includes 180,000 shares issuable upon exercise of underwriters' over-allotment option.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(3) No registration fee required pursuant to Rule 457(g) under the Securities
    Act.
(4) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the representative's warrants.

(5) Registrant previously paid for this registration statement a filing fee of $7,061.20.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   Subject to completion, dated March 22, 2000

                                1,200,000 SHARES


                                     [LOGO]

                      TRAINING DEVICES INTERNATIONAL, INC.
                                  COMMON STOCK

         This is our initial public offering. We are offering 1,200,000 shares of common stock. We currently estimate that the share price will be $6.00 to $8.00.

         We anticipate that the common stock will be listed on the Nasdaq SmallCap Market under the symbol "____."

         INVESTMENT IN OUR SHARES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                                                                           PER SHARE                  TOTAL
                                                                           ---------                ----------
Public offering price                                                        $7.00                  $8,400,000

Underwriting discounts and commissions                                       $____                  $_________

Proceeds before expenses to Training Devices International, Inc.             $____                  $_________



         Solely to cover any over-allotments, we have granted the representative of the underwriters a 45-day option to purchase up to an additional 15% of the shares of common stock sold in this offering on these same terms. This offering is made on a firm commitment basis.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS A CRIME TO MAKE ANY REPRESENTATION TO THE CONTRARY.


KASHNER DAVIDSON SECURITIES CORPORATION

               ------------------
                  ------------------
                           ------------------

                     Prospectus dated ______________, 2000.


         The information contained herein is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                [PICTURE OF FULL
                                FLIGHT SIMULATOR]









         We intend to furnish our stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                      TRAINING DEVICES INTERNATIONAL, INC.

                                   PROSPECTUS

                      INTRODUCTION

         Please read this prospectus carefully. It describes our business, our products and services and our finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision.

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.



                    TABLE OF CONTENTS

Prospectus Summary...................................4
Risk Factors.........................................8
Basis of Information in this Prospectus.............18
Forward-Looking Statements..........................18
Use of Proceeds.....................................18
Dividend Policy.....................................20
Capitalization......................................21
Dilution............................................24
Selected Financial Data.............................26
Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations............................28
Business............................................33
Management..........................................57
Certain Transactions................................66
Principal Stockholders..............................68
Description of Capital Stock........................70
Shares Eligible for Future Sale.....................73
Underwriting........................................75
Legal Matters.......................................79
Experts.............................................79
Where You Can Find More
   Information......................................79
Index to Financial Statements......................F-1
Financial Statements of Training
   Devices International, Inc......................F-2


                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION THAT WE PRESENT MORE FULLY IN OTHER SECTIONS OF THIS PROSPECTUS. TO UNDERSTAND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" AND "FINANCIAL STATEMENTS OF TRAINING DEVICES INTERNATIONAL, INC." IN THIS PROSPECTUS, WE USE THE TERM "SIMULATOR" TO REFER TO BOTH FULL FLIGHT SIMULATORS AND FLIGHT TRAINING DEVICES.


                                   THE COMPANY

         We develop and manufacture technology-based full flight simulators and flight training devices used in the training of commercial aviation pilots. We are one of five companies in the world that manufacture full flight simulators qualified by the Federal Aviation Administration ("FAA") for use in the United States. Since beginning our operations in 1996, we have designed, manufactured and sold five simulators and modernized one existing simulator. These simulators include a Boeing 767, an Airbus 320, a Korean regional jet, a Beechcraft 1900 turbo-propeller, and two TC-12 Navy trainers. In 1998, we were the first new manufacturer in 13 years to receive Federal Aviation Administration qualification of a full flight simulator.

         Building on our manufacturing expertise, we intend to manufacture simulators for use primarily for training centers owned by us or by us and others in joint arrangements. Our plan is to manufacture simulators of selected types of airplanes used by the regional airlines, including regional jets. According to the Regional Airline Association, regional airlines in the United States provide short-haul scheduled passenger and freight service using turbo-prop and small turbofan (i.e. jet) powered airplanes connecting small- and medium-sized communities with larger cities and hub airports. There are approximately 95 regional airlines in the United States, including Air Wisconsin Airlines, Atlantic Coast Airlines, Atlantic Southeast Airlines, CommutAir, Mesa Airlines and Sky West Airlines.

         We are currently building two Beech 1900 full flight simulators. The Beech 1900 is a nineteen seat turbo-prop and, in terms of number of aircraft, is currently one of the largest single airplane types used by the regional airlines. In addition to the Beech 1900, we intend to develop simulators for popular regional aircraft. These include the Dornier 328 turbo-prop and the Bombardier CRJ, the Embraer ERJ and the Dornier 328 jets. These jets are being added to fleets for new routes given to regional airlines by major carriers.

         We have two studies, one of which is internal, projecting a shortage of simulators relative to the demand for simulators. The studies are based on a number of assumptions. See "Business -- Market Overview Demand Exceeding Supply" at page 37.

         We will administer and maintain our training centers, and we will offer fractional ownership interests in simulators at these centers to regional airlines under a program called "NEXUSim." A fractional, undivided ownership interest in a simulator will permit an airline to use a specific number of pilot training hours per year. The airline will realize a lower up-front cost when compared to buying a simulator and lower hourly rates for training its pilots as compared to training in an airplane or training at a third-party training center. Instead of selling all or some of the fractional interests, we may sell a simulator, or interests in a simulator, to a leasing company, leaseback the simulator and contract with airlines for their use of the simulator at one of our training centers on an hourly basis.

         Initially, we intend to open two training centers located strategically in the United States to service customers for our simulators. The first training center will be located on a community college campus in Greeley, Colorado. We may, in addition to or instead of opening a new training center, acquire existing simulators or pilot training businesses.

         We anticipate revenues from the sale of fractional interests, and from any sale-leaseback of a simulator with a leasing company, as well as from monthly fees for operating simulators and maintaining the centers. These revenues are intended to provide us a return of development and manufacturing costs for the simulators, cash flow to make additional simulators, and possibly funds to acquire pilot training companies.


         Three of our senior executive officers each have over 25 years of experience in designing, engineering and manufacturing simulators.


         We were incorporated in Colorado in January, 1995. Our executive offices are located at 7367 South Revere Parkway, Building #2-C, Englewood, Colorado 80112. Our telephone number is (303) 792-3792. Our Website address is www.tdisim.com.


                                  THE OFFERING


Common Stock offered by us...........................         1,200,000 shares

Common Stock to be outstanding after the
offering.............................................         2,736,704 shares (estimated through
                                                              May 12, 2000)

Use of proceeds......................................         To repay 14% notes in the principal
                                                              amount of $60,000 and accrued
                                                              interest; to fund the development
                                                              and manufacture of simulators for the
                                                              NEXUSim program and our proposed


                                       5

                                                              initial training centers; to fund
                                                              other corporate purposes, including
                                                              overhead, operating losses and possibly
                                                              complementary acquisitions of existing
                                                              simulators or businesses with simulators
                                                              for training pilots.



Proposed Nasdaq SmallCap Market symbol.....                   _____

         The number of shares of common stock to be outstanding after this offering does not include shares we have either agreed to issue or reserved for issuance under our stock option plans and under our outstanding warrants. For more information, please read the "Capitalization" section on page 21.

         Unless the context requires otherwise, "TDI," "we," "us" and "our" in this prospectus refer to Training Devices International, Inc.

                             SUMMARY FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT SHARE DATA)


         The following table summarizes financial data for our business. In addition to this information, please read "Financial Statements of Training Devices International, Inc." starting on page F-1 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 28.



                                                                   YEAR ENDED
                                                        ----------------------------------
                                                        DECEMBER 31,          DECEMBER 31,
                                                            1998                  1999
                                                            ----                  ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENTS OF OPERATIONS DATA:
Revenues.........................                          $1,498                 1,029
Cost of sales....................                           2,228                 1,419
Gross margin (loss)..............                            (730)                 (390)
Selling, General and
    Administrative...............                             832                 1,287
Loss from operations.............                          (1,562)               (1,677)
Interest expense (income), net                                 10                   589
Other expense....................                              66                   125
Net loss.........................                          (1,638)               (2,391)
Basic net loss per share.........                           (1.29)                (1.89)
Weighted average number
    of common shares outstanding.                           1,267                 1,268
Pro forma net loss per
share............................                                                 (1.35)


         The pro forma net loss per share as of December 31, 1999, reflects the conversion of $830,000 of 14% Notes plus accrued interest into 268,216 shares of common stock. At the time these Notes are converted, the deferred debt issuance costs related to this financing will be fully amortized. The debt reflected in the financial statements will be increased to the outstanding principal amount of $830,000 and then converted into common stock. Additionally, $653,810 of expense has been reflected in the pro forma net loss per share for the fair value of the common stock issued in the conversion over the face value of the Notes and related accrued interest.



                                                              DECEMBER 31, 1999
                                                              -----------------
                                                                           PRO FORMA
                                                           ACTUAL         AS ADJUSTED
                                                           ------         -----------
                                                                (In thousands)
BALANCE SHEET DATA:
Cash                                                         96             6,831
Working capital (deficit)                                 (2,155)           5,110
Total assets                                               1,407            7,808
Total stockholders' equity (deficit)                      (2,274)           5,036



         The Pro Forma As Adjusted column reflects our receipt of the estimated net proceeds from the sale of 1,200,000 shares of common stock at an assumed initial public offering price of $7.00 per share, after deducting underwriting discounts and other estimated offering expenses, and reflects subsequent repayment of 14% debt financing with a principal balance totaling $60,000 and accrued interest, along with the conversion of $830,000 bridge debt and accrued interest into 268,216 shares of common stock at the closing of this offering.

                                  RISK FACTORS


         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES WE DESCRIBE BELOW ARE NOT THE ONLY RISKS WE FACE. YOU SHOULD CONSIDER ALL OF THESE RISK FACTORS ALONG WITH THE OTHER INFORMATION CONTAINED IN THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

         IF ANY OF THE ADVERSE EVENTS DESCRIBED IN THE FOLLOWING RISK FACTORS ACTUALLY OCCUR OR WE DO NOT ACCOMPLISH NECESSARY EVENTS DESCRIBED IN THE RISK FACTORS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


WE NEED ADDITIONAL THIRD-PARTY FINANCING IN OR PRIOR TO 2001 IN ORDER TO CONTINUE OUR BUSINESS PLAN.

         We estimate that our cash needs for the period June 1, 2000 through June 30, 2001 are approximately $13,500,000 for the payment of ongoing manufacturing costs for two simulators, overhead costs, sales and marketing expenses, general and administrative expenses and interest on and repayment of borrowings. We believe that the proceeds of this offering, together with the sale of fractional ownership shares in simulators and recurring revenue from two training centers which we start, will provide sufficient funds for our operations through at least June 30, 2001. In the interim, we will also be relying on advances under two loan agreements that are in place and are to be repaid prior to June 30, 2001.

         We are currently manufacturing two simulators under our fractional ownership program. One simulator is to be complete in the fourth quarter of 2000, and we have scheduled completion of the second simulator in March, 2001. We plan to sell fractional ownership interests in both simulators. After repayment of related loans, the funds generated from these sales are not sufficient to manufacture additional simulators under our program. Thus, we expect to require additional financing, and for this purpose we may seek either private or public equity or debt financing from third parties. We might be required to seek financing at an earlier time if the Company consummates acquisitions or joint ventures that require capital.

         We do not know whether financing will be available or whether the terms of any available financing would be burdensome. Any failure to raise sufficient funds when needed or to obtain reasonable terms may require us to significantly curtail our business plans or cease operations. Any material change in our business plan could affect our growth, ability to compete and our ability to service existing debt. Without external financing for manufacturing additional simulators, our activities could be limited to operating two simulators in our initial training centers.

         We must expend manufacturing costs for simulators used in the NEXUSim program before we sell any fractional ownership interests or sell simulators to a leasing company. Manufacturing a simulator can take 14 to 24 months, or longer if we experience a delay. We will not receive payment from proposed customers or a leasing company in the NEXUSim program until we receive FAA qualification of a simulator. Thus our costs of manufacturing and any costs resulting from a delay in the completion of a simulator must at this time come from an external source of financing.

         In order to meet our debt service and obligations based upon our proposed manufacturing schedule through June 30, 2001, we must sell at least 12 fractional ownerships in two simulators by May, 2001. We intend to sell six of seven fractional interests in each simulator.

WE HAVE EXPERIENCED LOSSES AND NEGATIVE CASH FLOW SINCE WE BEGAN OUR OPERATIONS, IF THESE TRENDS CONTINUE, WE WILL NOT HAVE ENOUGH CAPITAL TO OPERATE OUR BUSINESS OR COMPLETE OUR BUSINESS PLAN.

         We have experienced a net loss of $453,803, $1,637,939, $2,391,210 for the 1997, 1998 and 1999 years, respectively. We had a negative net worth of $2,274,187 at December 31, 1999. Among other things, the volume of products we have manufactured and sold have not been sufficient to cover our fixed and variable costs. If we continue to experience losses and negative cash flow, we will not have enough capital to operate our business or complete our business plan.

         We expect to have a net loss and negative cash flow in the 2000 year and might also experience a negative cash flow in the year 2001 depending upon the level of our activities. We plan to use the proceeds of this offering in manufacturing simulators for our fractional ownership program and to fund these losses in 2000 and part of 2001. Because customers will not acquire interests in a simulator until either shortly before or after the FAA qualifies the simulator, we will not receive any revenue from the sale of fractional ownership interests until the fourth quarter of 2000 and it could be later.

         In order to avoid ongoing losses and negative cash flow in the future, we must:

         - Complete each full flight simulator within the specified 14-24 month time schedule;

         - Sell the completed full flight simulator or right to use immediately upon completion of manufacturing; and

         -        Not experience any material increases in cost of manufacture.

         - Not experience any material delay in obtaining FAA qualification of a simulator.

NO BINDING CONTRACTS EXIST FOR OUR SALE OF FRACTIONAL OWNERSHIP INTERESTS IN THE SIMULATORS WE PLAN TO BUILD IN YEAR 2000 AND LATER.


         Although we have obtained some letters of interest regarding fractional ownership interests in simulators, we cannot assure you that anyone will purchase fractional ownership interests in our simulators. If all of the fractional ownership interests in a simulator are not sold or leased, we will need to:

         - contract with third parties to use the simulator in our training center for those time periods corresponding to unsold fractional ownership interests, or

         -        find a third-party buyer for the entire simulator.


         Not selling a fractional ownership interest or not engaging in the alternative of a sale-leaseback transaction with a leasing company would affect our liquidity. In such a case, we would have to recover our manufacturing costs over an extended period of time through monthly invoicing of hourly fees for operation of the training center, and we could run out of funds or be required to slow the manufacture of other products. We could seek further external financing; however, we do not know whether financing would be available or whether the terms of any available financing would be burdensome. Accordingly, our inability to sell a fractional ownership interest in a simulator or to engage in a sale-leaseback transaction for a simulator would decrease our overall revenues, operating results and cash flow, which could affect our ability to survive.


WE HAVE NOT MADE ARRANGEMENTS FOR OUR SELLING ANY SIMULATOR TO A LEASING COMPANY AND THEN OUR LEASING BACK THE SIMULATOR. IF A SALE-LEASEBACK TRANSACTION IS COMPLETED, IT WILL DECREASE OUR CASH FLOW AT THE TIME OF THE TRANSACTION WHEN COMPARED TO A SALE TO CUSTOMERS.

         We have talked informally with a leasing company, but we can give no assurance that a sale-leaseback transaction could be completed. We also do not know the terms that a leasing company might require or the amount that the leasing company would pay us for the simulator.

         The purpose of the sale-leaseback is to provide us with a return of as much as possible of our manufacturing cost for the simulator. We expect that any sale of a simulator to a leasing company, followed by a leaseback of the simulator to us, would result in our receiving a discount of the sales price that we would otherwise charge for the simulator to customers which use the simulator. The leasing company will include discounts for the use of money invested in the simulator and the risk of realizing a return on the investment. The amount that we receive in the sale-leaseback may or may not be the cost of manufacturing the simulator. We would receive later additional cash from any contracts with customers for the use of that simulator. If our customers request contracts for the use of the simulator, rather than purchases of fractional interest, on more than a few occasions, it could materially and adversely affect our cash flow and business plan.

OUR SIMULATOR FRACTIONAL OWNERSHIP PROGRAM MAY REQUIRE US TO REPURCHASE THE FRACTIONAL OWNERSHIP INTEREST IN SOME SIMULATORS.

         Our fractional ownership program for simulators of turbo-propeller airplanes may include an agreement by us to repurchase the interest of a customer in a simulator after three years at the customer's request, upon four months' notice. The repurchase will be at a price equal to the then fair market value of the simulator. This agreement represents a contingent liability. To meet this obligation, we must either:

         -        have sufficient cash readily available,

         -        obtain financing for the repurchase, or

         -        be able to locate a buyer for the interest being repurchased.

A default under one or more repurchase obligations could result in a bankruptcy or otherwise undermine our credibility.

WE DO NOT HAVE A BACKLOG OF CONTRACTS.

         In businesses manufacturing simulators or other equipment requiring significant capital expenditures of the customers, firm contracts in hand for the equipment are a means to assure ongoing manufacturing activities and sales of the products. Our NEXUSim program involves building a simulator without a firm contract, and accordingly we can expect to have little or no backlog of contracts.

OUR PROPOSED EXPANSION INTO HIGHER PRODUCTION VOLUMES OF SIMULATORS AND INTO TRAINING CENTERS IS UNPROVEN AND EVOLVING.

         If our plans for the NEXUSim program or training centers are not successful for any reason, we may have to change all or parts of our plans for future operations. As an example, we might own a simulator placed into a training center established by us. Any changes could delay our sales of simulators or our operation of training centers, with the possibility of continuing losses and negative cash flow.

OUR MANAGEMENT DOES NOT HAVE EXPERIENCE ESTABLISHING OR ADMINISTERING TRAINING CENTERS FOR COMMERCIAL PILOTS.

         We may experience unexpected developments while trying to enter the business of operating and maintaining training centers for pilots. A key factor in our success will be our ability to hire people with experience regarding these types of training centers.

         We do not have an established reputation with regard to training centers and may be at a competitive disadvantage as a result.

ANY DELAYS IN MANUFACTURING A SIMULATOR WILL ADVERSELY AFFECT OUR BUSINESS, CASH FLOW, FINANCIAL CONDITION AND OPERATING RESULTS.

         Manufacturing delays will cause sales of our products and payments to us to be delayed. If a manufacturing delay occurs, we would continue to have ongoing manufacturing and overhead costs and would incur higher overall costs for the simulator. Manufacturing delays could also affect the willingness of any actual or proposed customer to purchase or use a simulator, could delay the establishment and operation of a training center and could affect our credibility in the industry.

         Manufacturing delays could result from a variety of reasons, including:

         - Delays for any reason by a supplier to provide components for a simulator. If we switch suppliers in the course of manufacturing a product, it could take an additional five or more months to bring the new supplier into our manufacturing process and to get the parts we need for a particular simulator.


         - Quality or other issues arising during the manufacturing process.

         - Our inability to receive a complete set of data from the airplane manufacturer or a third-party supplier about the physical configuration and flight characteristics of an airplane being simulated.

         -        Failure to obtain FAA qualification of a simulator.


         Other risk factors described in this "Risk Factors" section could also cause manufacturing delays.

IF THE NEXUSIM PROGRAM CUSTOMERS CANNOT ARRANGE FINANCING TO PURCHASE FRACTIONAL OWNERSHIP INTERESTS IN A SIMULATOR, OUR BUSINESS MAY NOT BE SUCCESSFUL.

         We do not expect most of our customers to have sufficient cash, or to want to use their available cash, to buy a fractional ownership interest in a simulator. As a result, the customers will need to arrange for financing the purchase. Some customers, such as small regional airlines, may have difficulty obtaining a financing because of their credit rating or lack of collateral.

         We also are not certain whether the features and terms of the NEXUSim program are satisfactory for a potential lender to provide financing of a customer's purchase of a fractional ownership interest in a simulator. In informal contacts, a few potential lenders have indicated financing for customers may be possible, but a proposed lender would need to consider both the specific terms of the NEXUSim program and information on the customer. If necessary, we might revise our NEXUSim program in an attempt to make financing options available for our potential customers.

WE HAVE NEVER MANUFACTURED MORE THAN THREE SIMULATORS AT THE SAME TIME. OUR PROPOSED EXPANSION OF MANUFACTURING REQUIRES COORDINATION AND INTEGRATION OF OUR WORK FLOW PROCESS, FINANCIAL AND INFORMATION MANAGEMENT SYSTEMS AND NEW AND EXISTING EMPLOYEES.


         This type of expansion also places a substantial burden on our management and financial controls. As part of our expansion, we plan to manufacture up to five simulators at the same time. We anticipate that our full-time employees will grow from 29 up to approximately 60 over the next three years. Unless we modify and integrate our processes and systems successfully, we could experience higher costs, delays and quality or other problems in manufacturing the simulators, and we might not be able to have in process at the same time enough simulators to be profitable.


OUR BUSINESS DEPENDS ON OUR REPUTATION WITHIN A SMALL GROUP OF POTENTIAL CUSTOMERS.


         We expect our customers for simulators and pilot training centers, whether through the NEXUSim program or the outright sale of a simulator to one customer, to be limited to approximately 95 regional airlines in North America and other parties in commercial aviation. Our reputation with, and ability to sell to, this small group could be affected by dealings with, or performance for, any one customer.

         In the past, we have worked with, and will in the future work with, a few customers for the outright purchase of an entire simulator. The potential customer base for the NEXUSim program will also be relatively small. We will sell up to six fractional shares in a simulator, and we expect that any contracts for use of a simulator will also be with two to six customers. The loss of even one existing or proposed customer could have a material, negative impact on our business.

WE HAVE NO LONG-TERM CONTRACTS WITH SUPPLIERS, AND WE CANNOT BUILD SIMULATORS IF A SUPPLIER DOES NOT PROVIDE THE PARTS WE NEED.

         Our ability to build simulators depends on us having the necessary parts and equipment for the simulator we are building. Because we do not have a long-term contract with any suppliers, a supplier may decline to deal with us any time during the course of building a simulator. Suppliers can also change prices for parts used in our simulators and may assert more control over the delivery time for parts. If we obtain a component for simulators from different suppliers, we may experience some differences in the component that could require adjustments in our manufacturing process and could increase our costs.


THE LOSS OF ANY KEY PERSONNEL COULD HARM US AND OUR BUSINESS. WE ALSO MUST BE ABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL.

         We believe that our success depends upon the continued services of our senior management team, particularly Ronald C. Ellington (the Chief Executive Officer), Bruce Betschart (a founder and Chief Operating Officer), Robert E. Sawyer, Jr. (a founder and Vice President-Engineering), and Charles Douglas (Vice President-Operations). Experienced management personnel with a background in, and knowledge about, flight simulators are difficult to hire. We have no key man life insurance at this time for our management, although we may endeavor to purchase this type of insurance regarding these four individuals. The loss of the services of any senior management member or other key employees with extensive knowledge in the aviation and flight simulator area could adversely affect our operations and thereby our financial condition and operating results.

         Our manufacturing process requires technicians and engineers and is not a simple assembly process, but rather a complex integration of components and software. Maintenance of simulators is also a skilled position. Our expansion depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. Competition for this type of personnel is intense, and we may not be able to hire or retain sufficient qualified personnel. Any delay in filling these positions could adversely impact our manufacturing schedule, revenues and cash flow.

WE DO NOT HAVE WIDESPREAD NAME RECOGNITION, WHILE OUR COMPETITORS ARE ESTABLISHED AND WELL-KNOWN, AND HAVE SIGNIFICANT ADVANTAGES IN OUR INDUSTRY.

         We are a relatively new simulator manufacturer, and we are a small company with little name recognition. Airlines and other customers in the commercial aviation industry rely on name recognition and past experience when deciding whether a supplier can provide products in a reliable and timely manner. Our size, limited experience and lack of name recognition are disadvantages, and our business may not be successful.

         Our principal competitors make most of the simulators used in North America. They are significantly larger than us, have established reputations, and have more financing, personnel and technological and marketing resources. Competitors may be able to charge lower prices for simulators or training services because of their greater resources and size. One of the competitors, FlightSafety International, Inc., may have long-term contracts with some regional airlines for the use of training centers, and these long-term contracts could interfere with our ability to sell fractional ownership interests in a simulator to a regional airline.

A DECREASE IN THE DEMAND FOR SIMULATORS CAUSED BY AN INCREASED SUPPLY COULD LIMIT OR ELIMINATE OUR POTENTIAL SHARE OF THE MARKET.

         We believe that the demand for simulators for airplanes of regional airlines currently exceeds the supply and that this trend will continue for the next several years. If our competitors increase their supply of simulators for specific airplanes used by regional airlines, the demand for our simulators could materially decrease, limiting or eliminating our potential share of the simulator market. Any decrease in our proposed sales of simulators or our proposed contracts with customers for the use of simulators would materially and adversely affect our business.

         Any economic or other events (such as a fuel shortage or high prices for fuel) could cause a slow-down in the use of commercial airplanes, including the number of passengers flying on regional airlines. Such an event could limit or eliminate the demand for our simulators and for our pilot training centers.

TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD AFFECT THE PRICE COMPETITIVENESS OF OUR PRODUCTS AND SOFTWARE.

         Our products and the software used in them are technologically advanced. We spend little on research and development. Instead, we buy our major components from established third-party suppliers. If we fail because of limited resources or otherwise to respond to technological developments and enhancements in our software, product integration and training services, our business could be adversely affected.

         The components purchased by us for integration into simulators may be affected by technological changes. If we could not purchase components with technological changes or improvements from our existing suppliers or new suppliers, we could experience a material and adverse effect on our ability to compete.


OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE AND WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

         Our products and techniques are not trademarked or patented. We rely upon copyrights, common law rights on names and marks, trade secret protection and a single-use license with our customers with regard to our proprietary technology, including the sophisticated software used in our simulators. We also have confidentiality agreements with our employees. These protective measures may not be adequate to protect our proprietary rights, and we may not be able to prevent others from using our technology to their own benefit. We also may not be able to prevent others from claiming violations by us of their proprietary rights.

         Ultimately, our bringing or defending a legal action may be necessary to enforce or protect our proprietary rights. However, we may not have sufficient capital to bear the cost of that type of legal proceeding, which can be high.


A CHANGE IN GOVERNMENT REGULATIONS COULD INCREASE OUR COST OF DOING BUSINESS OR CAUSE US TO CHANGE THE WAY WE CONDUCT OUR BUSINESS.

         The FAA has requirements concerning simulators and the use of simulators. The FAA also regulates training centers for commercial pilots. A change in FAA regulations could impose additional burdens on us and our competitors and limit our ability to serve our customers.


THE FUTURE SALE OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE THE STOCK PRICE TO FALL AND DECREASE THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

         Our present shareholders have approximately _______ shares of common stock that may be freely sold on the public market upon completion of this offering, approximately _______ shares that are freely transferable after one year and approximately _______ shares that are freely transferable after two years. The trading in our stock may involve relatively low volume because of the limited number of shares in the public float, and any sales of a substantial number of shares could cause a decrease in the market price of our common stock or result in a relatively low price for our common stock over a period of time.


         Upon closing of this offering, some stock and warrant holders are entitled to certain registration rights. The exercise of those registration rights could adversely affect the market price of our common stock because investors may view the registered shares as a supply of shares overhanging the market.

CERTAIN PROVISIONS IN OUR CORPORATE DOCUMENTS MAY DISCOURAGE AN ACQUISITION BY OTHERS AND DEPRESS THE PRICE OF OUR STOCK.

         Some of the provisions in our corporate documents could make it more difficult for a third party to acquire us, even if a change in control would benefit the stockholders. These provisions include a two-thirds vote of shareholders for a merger or a sale of substantially all of our assets, the staggered election of directors for three-year terms, the requirement that directors can only be removed for cause and the availability of a large number of authorized but unissued shares of common and preferred stock.

         These provisions may discourage, delay or prevent a change in control or a change in our management. The provisions could also limit the price that a potential investor might be willing to pay for our common stock.

                     BASIS OF INFORMATION IN THIS PROSPECTUS

         Unless otherwise indicated, all information in this prospectus:

         - has been adjusted to reflect a 3 to 1 reverse stock split effected on September 7, 1999; and

         - assumes that the underwriters do not exercise their over-allotment option or their warrants and that no other person exercises any other outstanding option or warrant.

                           FORWARD-LOOKING STATEMENTS


         This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "estimates," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including all the risk discussed in "Risk Factors" and elsewhere in this prospectus.


                                 USE OF PROCEEDS

         We estimate that, after deducting underwriting discounts and commissions, a non-accountable expense allowance of the underwriters, and the estimated offering expenses (excluding amounts previously paid by us), we will receive net proceeds from this offering of approximately $6,927,841 or $8,024,041 if the underwriters exercise their over-allotment option in full. Each of these amounts is based upon an assumed initial public offering price of $7.00 per share.

         We intend to use the estimated net proceeds for the following purposes:

         - To repay 14% notes in the principal amount of $60,000 and accrued interest;

         -        Fund the development and manufacture of simulators; and

         - Fund other general corporate purposes and working capital, including the payment of selling, general and administrative expenses, the payment of current liabilities, and possibly complementary acquisitions of existing simulators or businesses with simulators for training pilots.

         The indebtedness which we are paying from proceeds of this offering is described below.

         In a transaction on August 17, 1999, in order to provide additional capital to TDI, two officers (Mr. Betschart and Mr. Sawyer) invested a total of $60,000 in the Company and received notes for that amount and warrants to purchase 6,000 shares of our common stock. The notes bear interest at the rate of 14% per annum and have a maturity date of the earlier of (1) May 31, 2000 or
(2) the completion of this offering. The notes also include the requirement for an additional cash payment to the holders of notes of $1,000 per year per $10,000 of notes for five years, beginning June 1, 2000, with the first payment to be made on May 31, 2001 even after the notes are paid in full. The warrants have an exercise price of $0.75 per share. These warrants contain a cashless exercise provision which allows a warrant holder to convert the warrant into a number of shares equal to the exercise price multiplied by the number of shares underlying the warrants covered by the conversion, divided by the current market price. The number of shares and purchase price under the warrants are subject to adjustments under anti-dilution provisions. Warrant holders also have rights to join in certain registrations of TDI shares by us.

         The cost of manufacturing in the NEXUSim program the first two simulators, which simulate the Beech 1900 airplane, is approximately $8,000,000 and will be incurred primarily in 2000. The estimated manufacturing costs include allocable plant overhead, but do not include selling, general and administrative costs.

         We expect that any net proceeds of this offering will provide sufficient funds for these purposes through June of 2001. After that time, we expect to require additional financing. However, if our plans and assumptions change or prove to be inaccurate, or if we consummate an acquisition or joint venture, we may be required to seek additional capital sooner than currently anticipated. Sources of financing may include public or private debt or equity financing by us, vendor financing or other financing arrangements. This financing may not be available or may not be available on terms acceptable to us. The issuance of additional equity securities could cause substantial dilution of your interest in us.

         We evaluate from time to time potential acquisitions of, or joint ventures relating to, training centers with simulators. If we enter into an agreement with respect to an acquisition or joint venture of this nature, it could require further additional financing, and we may elect to use a portion of the proceeds of this offering for that purpose.

         We currently have no understandings, commitments or agreements for any material acquisition of a business or investment in a business.

         Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                 DIVIDEND POLICY


         We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1999. Our capitalization is presented:

         (1)      On an actual basis; and

         (2) On a pro forma as adjusted basis to reflect the receipt of the estimated net proceeds from the sale of 1,200,000 shares of common stock at an assumed initial public offering price of $7.00 per share, after deducting underwriting discounts and estimated offering expenses, and to reflect subsequent repayment of 14% debt financing with a principal balance totaling $60,000 at the date of initial public offering, and to reflect the conversion of the remaining $830,000 and accrued interest of 14% debt financing into 268,216 shares of common stock.



                                                                                DECEMBER 31, 1999
                                                                       ---------------------------------
                                                                                          PRO FORMA
                                                                         ACTUAL           ADJUSTED
                                                                         ------           --------

Cash and cash equivalents.....................................          $96,437             $6,830,522
                                                                    ===========           ============
14% bridge loan and accrued interest converted
      upon completion of this offering(1).....................         $545,040                   $  -
Additional 14% debt financing and accrued
      interest due upon completion of this offering...........           39,401                      -
10% convertible notes, due January 2, 2001,
      payable to related parties..............................          120,000                120,000
Bridge loan incentive obligation                                        114,468                  7,717
Note payable to Aims                                                    526,000                526,000
Preferred stock, no par value per share;
      10,000,000 shares authorized; no shares
      issued, actual and pro forma as adjusted................                -                      -
Common stock and additional paid in capital, no
      par value per share, 20,000,000 shares
      authorized, 1,268,488 shares issued and
      outstanding, actual; and (SEE BELOW) shares
      issued and outstanding pro forma as adjusted ...........        4,054,722             12,665,318

Accumulated deficit...........................................       (6,261,713)            (7,562,353)
                                                                    -----------           ------------
Total capitalization..........................................        $(862,082)          $  5,756,682
                                                                    ===========           ============

Shares of Common Stock                                                1,268,488              2,736,704
                                                                    ===========           ============



(1) According to agreements with each holder of notes in this bridge loan, the principal and accrued interest on the notes are automatically converted into shares of our common stock on the closing of this offering. The conversion price is 50% of the public offering price in this offering.

         We expect there to be 2,736,704 shares of common stock outstanding after this initial public offering (estimated at May 12, 2000 to take into account principal and accrued interest of the bridge debt being converted into shares). In addition to the shares outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

         - 327,277 shares issuable upon the exercise of stock options outstanding under the 1997 Incentive and Nonstatutory Stock Option Plan, as amended, at a weighted average exercise price of $3.36 per share, including 100,000 shares issuable upon exercise of an option held by a former director of ours;

         - 274,000 shares issuable upon the exercise of stock options under our 1999 Stock Option Plan at a weighted average price of $5.12 per share;

         - 126,000 additional shares which have been reserved for issuance under our 1999 Stock Option Plan;

         - 26,666 shares issuable upon the conversion of one outstanding unsecured convertible promissory note, in the principal amount of $100,000, with interest paid at a fixed rate of 10% per annum, a maturity date of January 2, 2001 and a conversion rate of one share of common stock for each $3.75 of principal;

         - 415,250 shares of common stock reserved for issuance under outstanding warrants for common stock at a weighted average exercise price of $5.93 per share; and

         - 120,000 shares issuable upon the exercise of warrants being granted to the underwriters in connection with this offering, with an exercise price of 120% of the public offering price for shares in this offering.

         For information regarding significant indebtedness which we will have outstanding after this offering, please see Notes 13 and 15 of Notes to Financial Statements. This indebtedness includes the following:

         - $1,520,000 in principal amount owed at December 31, 1999, to Aims Community College Foundation in connection with a Beech 1900D full flight simulator being manufactured for a training center in Greeley, Colorado at Aims Community College. We received in April, 2000 an additional advance under this loan which increased the principal amount to $2,020,000. This indebtedness includes a provision for a transfer of one fractional ownership share to Aims Community College. This loan is secured by most of our assets and matures on December 1, 2000.

         - A loan in the principal amount of $2,500,000 from an individual, bearing interest at 12% per annum and payable on February 1, 2001. This loan includes a provision for a loan fee of $250,000 due on February 1, 2001 and an additional $750,000 payable to the lender, commencing February 1, 2001, in 60 equal monthly installments of $12,500. This loan is secured by one of TDI's simulators and related accounts receivables and other rights. This loan was not outstanding on December 31, 1999.

                                    DILUTION

         Our pro forma net tangible book value as of December 31, 1999 was approximately $(2,712,244), or approximately $(2.14) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

         Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 1,200,000 shares of common stock offered at an assumed initial public offering price of $7.00 per share, after the conversion of the principal and accrued interest of bridge debt into 268,216 shares of common stock (which is an estimate as of May 12, 2000), and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value at December 31, 1999 would have been $4,258,593 or $1.56 per share. This represents an immediate increase in pro forma net tangible book value of $3.70 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.44 per share to purchasers of common stock in this offering. The following table illustrates this per share dilution:



Initial public offering price per share......................................                          $7.00
Pro forma net tangible book value per share at December 31, 1999.............         $(2.14)

Increase in pro forma net tangible book value per share attributable
     to new investors........................................................          $3.70
Pro forma net tangible book value per share after this offering..............                          $1.56
                                                                                                       -----
Dilution in pro forma net tangible book value per share to new
     investors...............................................................                          $5.44
                                                                                                       =====



         The following table sets forth, on a pro forma basis as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share by existing holders of common stock and by the new investors at an assumed public offering price of $7.00 per share, before deducting underwriting discounts and other estimated offering expenses payable by us:


                                               SHARES                          TOTAL                  AVERAGE
                                               ------                          -----                  -------
                                              PURCHASED                     CONSIDERATION              PRICE
                                              ---------                     -------------              -----
                                         NUMBER      PERCENT            AMOUNT         PERCENT       PER SHARE
                                         ------      -------            ------         -------       ---------

Existing stockholders........          1,268,488        46%           $3,279,630          26%           $2.59
                                       ---------        --             ---------          --             ----
New investors................          1,468,216        54%           $9,338,755          74%           $6.36
                                       ---------        --             ---------          --             ----
         Total...............          2,736,704       100%          $12,618,385         100%           $4.61
                                       =========       ===           ===========         ===             ====


         All of the above computations assume no exercise of options or warrants to purchase common stock, which options or warrants are either outstanding or will be issued upon completion of this offering. Those options and warrants are listed in the preceding section called "Capitalization." If any of those options or warrants are exercised, new investors will suffer further dilution.

                             SELECTED FINANCIAL DATA

         The following selected financial data at and for each of the three fiscal years in the period ended December 31, 1999 have been derived from our financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The historical results of operations are not necessarily indicative of the results which may be expected for any future period. The data set forth below should be read together with the financial statements and notes included elsewhere in this prospectus and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                         YEAR ENDED
                                                         --------------------------------
                                                         DECEMBER 31,        DECEMBER 31,
                                                             1998                1999
                                                             ----                ----
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENTS OF OPERATIONS DATA:
Revenues................................                       $1,498             $1,029
Cost of sales...........................                        2,228              1,419
Gross margin (loss).....................                         (730)              (390)
Selling, General and Administrative.....                          832              1,287
Loss from operations....................                       (1,562)            (1,677)
Interest expense, net...................                           10                589
Other expense...........................                           66                125
Net loss................................                       (1,638)            (2,391)
Basic net loss per share................                       $(1.29)            $(1.89)
Weighted average number
    of common shares outstanding........                        1,267              1,268
Pro forma net loss pershare.............                                          $(1.35)



         The pro forma net loss per share as of December 31, 1999 reflects the conversion of $830,000 of 14% Notes plus accrued interest into 268,216 shares of common stock. At the time these Notes are converted, the deferred debt issuance costs related to this financing will be fully amortized. The debt reflected in the financial statements will be increased to the outstanding principal amount of $830,000 and then converted into common stock. Additionally, $653,810 of expense has been reflected in the pro forma net loss per share for the fair value of the common stock issued in the conversion over the face value of the Notes and related accrued interest.


                                                              DECEMBER 31, 1999
                                                              -----------------
                                                                           PRO FORMA
                                                           ACTUAL         AS ADJUSTED
                                                           ------         -----------
                                                                 (In thousands)
BALANCE SHEET DATA:
Cash                                                        $96             $6,831
Working capital (deficit)                                 (2,155)            5,110
Total assets                                               1,407             7,808
Total stockholders' equity (deficit)                      (2,274)            5,036


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We commenced operations in 1996, and in 1998 became the first new manufacturer to receive FAA qualification of a full flight simulator in 13 years. We have spent three years enhancing our sophisticated modular software, developing our manufacturing systems and training our manufacturing team. Since inception we have raised total equity capital of approximately $3,000,000 (net of offering costs of approximately $263,000) and had an accumulated deficit of approximately $6,262,000 as of December 31, 1999.


         We have experienced operating deficits for all years of operation due to (a) a lack of sufficient capitalization, which impaired our ability to order parts timely and extended our manufacturing time and costs; (b) insufficient manufacturing volume to generate enough revenue to offset our overhead; and (c) heavy non-recurring development costs (such as customizing software and engineering) incurred in 1997 in the manufacturing of our first full flight simulator.

         We believe that our historical operating results are not indicative of future performance for the following reasons, among others:

         - The receipt of the proceeds of this offering, together with loans from Aims Community College Foundation and a private individual, will provide sufficient liquidity to fund the manufacturing of our two initial simulators to be placed in our own training centers through June 30, 2001;

         - We are entering a new market segment (airline pilot training centers);

         - We have commenced the manufacturing of two Beech 1900D full flight simulators for our initial training centers under our NEXUSim program;

         - Our proposed training centers are expected to generate recurring revenues at higher margins than are generated by manufacturing and selling simulators to independent third parties as we have historically done;

         - Through the sale of fractional ownership interests in each NEXUSim simulator, we expect to recover our manufacturing cost, pay any debt obligations and reinvest the available funds in the manufacturing of subsequent simulators; and

         -        We have our software and manufacturing capabilities in place.

         We do not expect to receive any significant revenue until at least November 2000, when we project to sell fractional shares in our first simulator under the NEXUSim program. Earnings are not expected to be achieved until at least April 2001 when sales of fractional shares in our second simulator are projected to occur. Revenues and improved operating results are projected to occur after fractional interests are sold, simulators are placed in service in our training centers and monthly service fees from fixed term contracts are achieved.

         We use the percentage of completion revenue recognition method for simulators in which there is a contract from a third party. All of our income from inception to December 31, 1999 was recognized in this fashion. For simulators manufactured for the NEXUSim program, which began in the fourth quarter of 1999, we will capitalize the cost of the simulators we build to be placed in our own training centers and recognize the cost as an expense when revenue from the sale of fractional ownership interests is realized.

RESULTS OF OPERATIONS

         YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES

         Revenues were $1,498,192 and $1,028,569 in fiscal years 1998 and 1999, respectively. We recognize revenue from third party manufacturing contracts on the percentage of completion method. This $469,623 (31%) decrease resulted primarily from the fact that in 1998 we completed two manufacturing contracts and initiated one manufacturing contract while in 1999 we completed one contract. We further decided in May of 1999 not to pursue any additional third party manufacturing for the balance of 1999 and rather focus our manufacturing efforts on our initial NEXUSim simulators.

GROSS MARGIN (LOSS)

         Gross margin (loss) consists of sales less cost of sales. Cost of sales consists primarily of the cost of material, manufacturing overhead, labor, and subcontractors. Our gross margin was ($729,548) and ($390,579) in fiscal years 1998 and 1999, respectively. These margins represent (48.7%) and (38.0%) in fiscal 1998 and 1999 respectively as a percentage of revenues. This ($338,969) increase in gross margin in fiscal 1999 results primarily from a $378,969 loss realized in 1998 on third party manufacturing contracts as well as a decrease in materials, a decrease in direct labor and related payroll tax (because a portion of these items related to NEXUSim projects in 1999 was capitalized into our NEXUSim simulator manufacturing cost rather than being expensed). The increase was partially offset by a loss of $108,034 due to the projection that production costs of the Aims NEXUSim full flight simulator will exceed revenue from the future sale of the fractional shares. Costs of the simulator will exceed revenue because only six of seven fractional interests will be sold; the other fractional interest will be transferred to Aims Community College on the initial NEXUSim Beech 1900D as partial compensation for arranging a term loan.

Selling, General and Administrative

         Selling, general and administrative (SG&A) expenses consist primarily of salaries and related costs of management, customer support costs, sales and marketing, rent, basic office expenses, and professional services. SG&A expenses were $832,249 and $1,286,559 in fiscal years 1998 and 1999, respectively. The $454,310 increase is primarily due to $101,818 in increased salaries and payroll cost for two executive officers that were added in 1999 and $315,415 in deferred compensation expense (a non-cash item related to employee stock options).

Other Interest

         We had $20,000 and $596,000 of other interest expense in fisca1 years 1998 and 1999 respectively. Of the $596,000 of other interest expense in 1999, $372,000 was accreted (non-cash) interest related to two financings and amortization of debt issuance cost of $91,000.

Income Taxes

         Income taxes will consist of federal, state and local taxes, when applicable. We expect net operating losses for tax purposes for 2000, which should generate net operating losses. We have recorded no provision or benefit for federal and state income taxes because we incurred net operating losses from inception through December 31, 1999. We have, as of December 31, 1999, approximately $5,970,000 of federal and state net operating loss carry-forwards available to offset future taxable income which expire in varying amounts beginning in 2017. Recognition of the net operating loss carry-forward and these benefits requires future taxable income, the attainment of which is uncertain, and therefore, a valuation allowance has been established for the net operating loss benefit and for the deferred tax assets in excess of deferred tax liabilities, and no benefit for income taxes has been recognized in our statements of operations. The valuation allowance is reflected because of recurring losses suffered by us and the fact that there is a question of our continuing as a going concern and our being able to generate sufficient income to utilize the NOL's before they expire.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to this offering, we have financed our operations through the net proceeds generated from the issuance of common stock, contract revenues, long term debt, and to a lesser extent from short term borrowings, including convertible debt, some of which was subsequently converted into common stock. From inception through the date of this offering, we have received net proceeds from the issuance of common stock, long-term debt and short-term borrowings aggregating approximately $7,390,000.

         We used approximately $2,225,000 more in cash in operating activities for 1999 than we generated. We increased our borrowings through a bridge loan from private investors, which started in May 1999 and was completed in August 1999, with proceeds of approximately $830,000 ($741,000, net of offering costs). These loans were repayable at the earlier of May 2000 or from the net proceeds of this offering but are being automatically converted into common stock of the Company at the closing of this offering. We have the right to extend these notes for an additional six months at our option. We also received a loan on the same terms as the bridge loan from two executive officers and directors of the Company in the total amount of $60,000, except that these notes will not automatically convert into common stock. We obtained from Aims Community College Foundation a 14-month term loan totaling $2,020,000 (with a maturity of December 1 2000), of which $1,520,000 was received during 1999. We also received a loan in December, 1999 of $2,500,000 from a private individual (with a maturity of February 1, 2001), all of which will be received in 2000. We did not raise any additional equity in 1999 as we did in the prior year.

         We had a working capital deficit of ($2,154,622) as of December 31, 1999. Our principal commitments at December 31, 1999 consisted of $2,350,000 of term debt and $1,057,000 of accounts payable and accrued expenses.

         We had no material commitments for capital expenditures as of May 1, 2000. Our future capital expenditures will be primarily directed at expanding our manufacturing facility in 2000, building out leased space for our training centers, and enhancing our information and telecommunication systems. These amounts from May 1 to December 31, 2000 are expected to be approximately $235,000.

         Our financial statements have a going concern qualification. This qualification is based upon our current working capital deficit position, the fact that we have had losses from inception resulting in an accumulated deficit of approximately $6,300,000 at December 31, 1999 and the fact that we have no existing contracts for the sale of a simulator or fractional interests in a simulator. With completion of this offering, our working capital will improve. Our plans for on-going operations through June 30, 2001 are described below.

         We anticipate that our working capital needs from June 1, 2000 to June 30, 2001, will be met by the net proceeds from this offering, $8,700,000 from the sale of fractional shares in the two simulators and recurring training revenues of approximately $1,000,000. Additionally, we have loan proceeds of $500,000 from the balance of the term loan from the Aims Community College Foundation,

$2,500,000 committed in December, 1999 by a private individual and approximately $2,400,000 in vendor financing. The loan from Aims is being used to fund the commencement of manufacturing our first simulator for our training center to be located on the college campus in Greeley, Colorado. The private individual loan is being used to fund the commencement of manufacturing our second simulator for our training center. Also, one of our primary component manufacturers has committed to provide $1,700,000 in vendor financing by our paying $300,000 for the components at the time of the purchase order and the balance of $1,700,000 at the time of FAA qualification of the simulators containing the components. A second component manufacturer has committed to provide $700,000 in vendor financing by our paying $300,000 at the time of the purchase order and the balance of $700,000 at the time of FAA qualification of the simulators.

         We estimate that our cash needs for the period June 1, 2000 through June 30, 2001 are approximately $13,500,000 for payment of on-going manufacturing of two simulators, overhead costs, sales and marketing expenses, general and administrative expenses and interest on and repayment of borrowings. Through the sale of the fractional shares and the recurring training center revenue, we believe that, upon completion of this offering, we will have sufficient capital for our operations through at least June 30, 2001. We anticipate having a positive cash balance throughout the period of June 1, 2000 to June 30, 2001.

         We also need and intend to seek additional project financing to build subsequent simulators. We have held discussions with several investors for a series of financings of up to $10,000,000 each. Each $9,000,000 in financing would permit the manufacturing of a regional jet simulator for our NEXUSim training centers. This financing is uncertain, however, and we are not dependent upon it. Should we not receive this additional financing to build subsequent simulators, our future activities would be limited to operating the two Beech 1900D simulators in our initial training centers.

         In 2001, we contemplate that the funds for the manufacturing of subsequent simulators and for on-going operations will come from the monthly contract revenue from the training centers, project financing as discussed above, and the sales of fractional ownership interests in simulators to regional airlines.

                                    BUSINESS


GENERAL


         We develop and manufacture technology-based flight training products for the commercial aviation market. Our products are full flight simulators (which include motion) and flight training devices used in the training of pilots. Our products incorporate sophisticated software with modules relating to individual airplane functions.


         We intend to use our manufacturing capabilities and knowledge about simulators to enter into the service business of providing training centers for airline pilots. Our establishment of these training centers will involve manufacturing full flight simulators for the centers, selling fractional ownership interests in these simulators and possibly entering into contracts with customers for their use of simulators.


         We plan to exploit the shortage of simulators for training regional airline pilots in North America. Our proposed simulators are for selected types of airplanes used by regional airlines. Also, based on our projections, our fractional ownership interest program will offer an airline a lower upfront cost and lower hourly rates for training its pilots when compared to the current options of purchasing a simulator or paying the hourly rates of our competitors.



         In order for an airline to use a simulator to satisfy pilot training requirements of the FAA, the FAA must have qualified the simulator. We are one of five companies that manufactures FAA qualified full flight simulators used in North America. To our knowledge, in North America only one other company, FlightSafety International, Inc., manufactures flight simulators for its own pilot training centers.


STRATEGY


         Our objective is to increase significantly our revenues by increasing the volume of simulators we manufacture and sell and by providing training centers for airline pilots. We also intend in the process to become a leading provider of flight training services for the airline industry. In order to achieve these objectives, we plan to:

         - Utilize our experience with simulators to establish NEXUSim pilot training centers with recurring revenues.

         - Build simulators primarily for our training centers, with only a portion of our manufacturing capacity used for products sold to unaffiliated third parties.

         - Sell fractional ownership interests in our training center simulators. Alternatively, engage in a sale-leaseback transaction with a leasing company for a simulator in order to realize cash at the time of completing a simulator and enter into contracts with customers for the use of the simulator.

         - Establish relationships with vendors for market support, industry knowledge, component pricing, expedited delivery, and financing for the purchase price of components.

         - Establish joint arrangements with others in the training industry for the operation of training centers.

         - Establish relationships with financing sources for market support, industry knowledge and financing.

         - Focus on regional airlines whose training needs our management expects to grow and create higher demand for simulators.

         - Consider acquisitions (whether outright or in joint ventures) of (1) used simulators, which we may upgrade, or (2) training businesses to start or enhance revenues from training services.

         - Secure lease financing arrangements for the acquisition of simulators by our customers.

MARKET OVERVIEW

         TRAINING AIRLINE PILOTS

         The FAA requires commercial airline pilot training in the United States. This training includes initial, upgrade, transition and recurrent training in the operation and performance of airplanes. At the airline's option, a pilot can satisfy all or a significant portion of the FAA training requirements in an FAA approved simulator. The FAA also requires the use of simulators for high risk, low-altitude windshear flight training.

         Initial training concerns instruction of pilots in the operation of an airplane group (such as an airplane powered by turbo-propellers or an airplane powered by jet engines) in which the pilot has not previously been qualified. Upgrade training encompasses instruction of a crew member to become a pilot in command or second in command of an airplane. Transition training concerns the instruction of pilots in the operation of a different airplane within the same group. Recurrent training is to keep pilots adequately trained and proficient with respect to the pilot's current airplane. Pilots in command and first officers must successfully complete recurrent training every six months and 12 months, respectively. The FAA requires all of these types of training.


         Instruction for pilots can be in simulators, can be in-flight using an actual airplane or can be a combination of these methods. Training in a simulator enables a pilot and airline:

         - To practice procedures and techniques in a controlled environment, including maneuvers that would be hazardous or prohibitive in actual flight, such as responding to a fire, an engine shutdown, a total system failure or other emergencies that cannot be demonstrated on an airplane.

         -        To eliminate risks of damage to the airplane.

         - To realize significant cost savings when compared to the cost of flying an airplane for training.


         Effective in March, 1997, the FAA issued a new regulation applicable to all airlines that operate scheduled air carrier service in airplanes having more than nine passenger seats. This new regulation encompasses regional airlines, which, prior to this time, were subject to regulations for charter operations. Among its provisions, the FAA regulations require all regional airlines to conduct pilot training and reviews in accordance with the same provisions that apply to major airlines. The FAA intended this significant change to encourage one standard level of safety for all air carriers, regardless of the size of their airplane fleet or the range of their flight operations. In connection with this new regulation, the FAA also adopted a policy of encouraging regional airlines to utilize simulator training for pilots in addition to or in lieu of training in airplanes. In part because of these changes, the demand for pilot training from regional airlines continues to grow while a shortage of FAA qualified simulators exists.

         Regional and major airlines are required by the FAA to provide training for their pilots in a number of different circumstances, known as "training events." Training requirements of a regional or other airline are directly related to training events that take place. These training events include, for example, recurrent training of an airline's existing pilots and promotion of a co-pilot to the pilot in command.

         Additional training events occur each time a pilot or co-pilot leaves an airline. This attrition can be caused from a number of reasons, including moving to a major airline or retiring. Major airlines are hiring new pilots at record rates to meet their growth. The majority of the new pilots hired by major airlines come from the regional airlines. For every pilot a major airline hires from a regional airline, the regional airline must train the replacement pilot as well as the other persons who become pilots or copilots as a result of that replacement.

         Another significant training event is the addition of a new airplane. Based upon information from an independent consultant (Aviation Information Resources, Inc.), regional airlines in general have an average of ten pilots (five captains and five co-pilots) to operate each airplane on a rotating schedule. Therefore, each new airplane can result in ten pilot training events concerning the hiring of new pilots or co-pilots to the new airplane. Other related training events may also occur. For example, if an airline receives a new regional jet, it may have five co-pilots of the same jet model become captains for the new jet, resulting in upgrade training. Ten pilots in a turbo-propeller airplane may then have transition or upgrade training so that they can become five of the jet co-pilots on the new airplane. These pilots replace, on the older jet, the five co-pilots that became captains. The purchase of a single new airplane model can ultimately result in 25 training events. New pilots replacing those moving from the turbo-propeller airplane may also be hired and have either initial or transition training.

         MARKET SEGMENTS

         The market for training pilots in commercial aviation includes the segments described below.

         REGIONAL AIRLINES. Regional airlines typically fall into an FAA category for passenger-carrying operations that are conducted (1) by jet powered airplanes, or airplanes having more than nine passenger seats or airplanes with a certain payload, and (2) between any points within the 48 contiguous states of the United States, or entirely within any state, territory or possession of the United States or between any point within the 48 contiguous states and any specifically authorized point located outside of the 48 contiguous states. We estimate that there are 95 regional airlines operating in the United States (15-25 of these regional airlines operate only in Alaska). The market for the training of regional airline pilots is growing because of:

         -        The FAA regulations as described above.

         - The growth in regional airlines in terms of passengers and routes.

         - The increasing shift from turbo-propeller airplanes to regional jets, and the increase in routes for the regional jets.

         - The effects of major airlines hiring pilots away from the regional airlines.

         In the United States, 71.1 million passengers boarded airplanes operated by regional airlines in 1998, compared to 35.2 million in 1988. The number of passengers increased 7% in 1998 over the 1997 year, and there has been a 25% increase in U.S. passengers boarding regional airlines during the past four years. (This data is from reports issued by AvStat Associates and the Regional Airline Association.)


         U.S. regional airlines operated 2,150 airplanes in 1998, an increase of 2% from the 1997 fleet. Regional jets have been providing an increasing percentage of the regional airlines capacity, reaching 24% at the end of 1998 as measured by the number of passenger seats. (This data is from reports issued by AvStat Associates and the Regional Airline Association.) These jets are a significant reason for the growth of regional airlines. They fly farther than turbo-propeller airplanes, which enables the airline to reach a larger market share. For instance, Continental Express has used 70% of its 60 regional jets for new markets (according to AIRTRANSPORT WORLD in December 1999).


         MAJOR AIRLINES. Major airlines include air carriers conducting the same operations as a regional airline and also having flights to destinations outside the contiguous 48 states. Ten major airlines are headquartered in the United States. Major airlines typically own and operate all training centers necessary for their pilots and for that purpose purchase simulators.

         CARGO CARRIERS. These airlines are generally carriers without fixed schedules. They are treated like major or regional airlines for purposes of FAA training requirements.

         CORPORATE MARKET. The market for corporate airplanes is diversified and includes many different types of airplanes and pilot training requirements. A corporate pilot typically operates under FAA requirements for chartered airplanes flying executive jets or small charter company airplanes.

         FLIGHT SCHOOLS. This market consists of universities with aviation programs and independent flight schools. There are estimated to be over 100 universities and over 350 flight schools in the United States.

         We focus on regional airlines, although we may serve customers in other market segments.

         DEMAND EXCEEDING SUPPLY


         Regional airline pilot training for the five aircraft types selected by us is a $360 million annual industry, which management projects will grow to $650 million by 2004. Training demand is being driven by record pilot hires, approximately

15,700 in 1999, compared to approximately 14,500 in 1998, and 5,400 in 1993, according to Aviation Information Resources, Inc. ("AIR"). According to AIR, 30,000 new regional jet pilot jobs will be created by 2003. Orders for new regional jets doubled in 1998 to 155.

         The simulators which we plan to manufacture and place in our training centers are for airplanes that are used by regional airlines. Our market analysis shows that a sufficient number of simulators are not available to meet all of the training demands of these airlines. This analysis is based upon two current market studies; an internal study conducted by us and a second, independent study conducted by AIR. AIR is an established information and consulting group which has been studying worldwide aircraft simulator supply and demand since 1991. The AIR study's conclusions were consistent with our internal study. The conclusions and basis for those conclusions are discussed below.

         We plan to simulate five airplanes used widely by the regional airlines: (1) the Beech 1900, (2) Bombardier CRJ jet, (3) the Embraer ERJ jet,
(4) the Fairchild-Dornier 328 jet and (5) the Fairchild-Dornier turbo-prop. All five are in the current fleets of regional airlines.

         TDI'S STUDY. Our study is based on published data and phone calls to airplane manufacturers and discussions with eight regional airlines about these five airplane models. Our analysis is calculated on the basis of following factors: (1) the number of airplanes currently in the fleets of regional airlines in North America, (2) the number of airplanes to be delivered to these regional airlines in the next five years, (3) the total number of pilots needed per airplane, (4) an assumed 10% failure rate of pilots for recurrent training,
(5) a 30% annual pilot turnover for regional airlines, reflecting the current average from our study, and (6) the assumption that 100% of the FAA training requirements are met through the use of a simulator, rather than in-flight training. These factors allow a calculation of training events and a total number of training hours that are required, including some training that will be done in flight.

         The following table summarizes our internal analysis of simulators that would be required to meet the training demands on March 1, 2000 and January 1, 2004 for the five airplane models we plan to manufacture, if all training was conducted in simulators. (The number of additional simulators needed in the year 2004 includes simulators needed in each year from 2000 to 2004, and thus the number of simulators needed in 2000 is not to be added to the number shown for 2004.)

                                   MARCH 2000


                                                                                                              DORNIER
                                             BEECH           CRJ-100/            ERJ-          DORNIER       328 TURBO
                                              1900           200/700           145/135         328/428
                                                                                                JET

Number of Aircraft                              286             239               138               7              45
Number of Pilots                              2,860           2,390              1380              70             450
Training Hours Required                      70,928          78,472            54,384           3,976          12,760
Number of Simulators Required                    11              12                 8               1               2
Number of Simulator Available                     6              11                 6               1               1
Additional Simulators Needed                      5               1                 2               0               1


                                  JANUARY 2004


                                                                                                              DORNIER
                                             BEECH           CRJ-100/            ERJ-          DORNIER          328
                                              1900           200/700           145/135         328/428         TURBO
                                                                                                JET

Number of Aircraft                             259             504               440            76              47
Number of Pilots                             2,590           5,040             4,400           760             470
Training Hours Required                     64,232         144,192           129,280        22,688          11,656
Number of Simulators Required                   10              21                19             3.2           1.6
Additional  Simulators needed (1)                4              10                13             2               1



------------------------------------------
         (1) Based on simulators available 3-1-2000

         Our study shows a current shortage of nine simulators which is projected to grow to a shortage of 30 simulators by 2004 to meet the training needs of the five primary airplanes in our target market. As shown by the tables above, the regional airline market is going through an unprecedented period of new aircraft introduction and pilot hiring. We estimate that this trend, based on existing airplane orders, pilot hiring rates and pilot retirement rates, will continue for the next eight to ten years.

         INDEPENDENT STUDY. AIR's methodology for forecasting simulator demand is based on the historical curve for established aircraft fleets and their simulators, stated as a ratio, and adjustments to the ratio to reflect existing simulator inventories, aircraft or simulator orders plus options for aircraft, estimated changes in aircraft utilization, training developments, and aircraft loss estimates. This methodology takes into account the increased demand for simulators as the North American regional jet fleet expands and matures.

         The following table summarizes AIR's analysis of the need for simulators from 2000 to 2004 based on its methodology for the five types of airplanes. AIR estimates that the number of full flight simulators supporting the North American fleet of Beech 1900, Canadair 100/200/700 Regional Jet, Dornier 328/428 Regional Jet, Dornier 328 Prop and Embraer 135/145 Regional Jet aircraft will increase from 24 on March, 2000 to 47 on January, 2004, creating a need for 23 additional simulators.

               GROWTH OF NORTH AMERICAN REGIONAL AIRLINE FLEET (1)

                                  AIRCRAFT TYPE


                    BEECH             CRJ-               ERJ-           DORNIER             DORNIER
                     1900          100/200/700         145/135        328/428 JET          328 PROP

3-1-2000              286              239               138                 7                 45
1-1-2001              285              288               236                29                 47
1-1-2002              272              381               331                52                 47
1-1-2003              260              457               406                64                 47
1-1-2004              259              504               440                76                 47



                               SIMULATORS REQUIRED


                  BEECH           CRJ-             ERJ-          DORNIER      DORNIER     SIMULATORS    SIMULATORS
                   1900        100/200/700       145/135        328428 JET    328 PROP     REQUIRED     NEEDED (2)

3-1-2000             5             11               6               1           1                24        0
1-1-2001             6             13               7               1           2                29        5
1-1-2002             6             16               12              2           2                38        14
1-1-2003             7             18               14              2           2                43        19
1-1-2004             7             19               16              3           2                47        23


---------------------------------------

     (1) Based on current aircraft orders.

     (2) Number of simulators required, less number of simulators available 3-1-2000.

         According to AIR, based on announcements by competitors of future simulators (which is not an assurance of an actual installment), the following number of simulators for each of these five types of aircraft will exist on January 1, 2001: 5 simulators for Beech 1900; 11 simulators for Canadair CRJ; 1 simulator for Dornier 328/428 Jet; and 6 simulators for the ERJ-145/135 and 1 simulator for the Dornier 328 Prop.

         COMPARISON OF TWO STUDIES. TDI's study shows a current requirement for 34 simulators (11-Beech 1900's, 12-CRJ's, 8-ERJ's, 1-Dornier 328/428 Jets, and 2-Dornier 328 Prop) to meet the training needs of the five airplane models. AIR's study shows a current requirement for 24 (5-Beech 1900's, 11-CRJ's, 6-ERJ's, 1- Dornier 328/428 Jet, and 1-Dornier 328 Prop) for the five airplane models. The AIR methodology is based on long-term historical trends and a stabilized airline industry. For example, an airplane such as the Boeing 747, which has been in the fleet over 25 years, requires only recurrent simulator training (8 simulator hours per pilot) for its pilots; thus, there is very little transition or initial training needed. In contrast, regional jets, which are just being introduced into the regional fleets, require not only recurrent training for existing pilots, but also initial training (32 simulator hours per pilot) and transition training (32 simulator hours per pilot) for the new pilots to meet the pilot demands of the regional fleets. Therefore, an airplane entering the market will require 4 to 5 times more training than an airplane which has been in the market for years. TDI's study reflects the dynamics of the current regional airline market by considering pilot hires (initial training), pilot attrition (initial, transitional and upgrade training), and new airplane fleet introduction and airplane deliveries (initial, transitional and upgrade training).


TRAINING PRODUCTS

         FULL FLIGHT SIMULATOR

         Full flight simulators replicate the on-ground and in-flight performance of an airplane and have a full-size cockpit environment. The cockpit includes advanced day/night visual display systems. Actual airplane parts are utilized to replicate the look, sound and feel of the airplane's on-ground and in-flight operations. Full flight simulators include motion. The cockpit and its instrumentation are connected to a hydraulically powered platform and computer systems that move the cockpit and change the instrument readings in response to action of the pilot trainee or the instructor. The instructor may activate the computer to change flight conditions and airplane performance and to introduce malfunctions, emergencies and airport approaches as desired.



         Our sales price for full flight simulators sold to a third party range from $7,000,000 to $12,000,000, depending on the airplane type and the level of qualification. However, the total sales price for fractional ownership shares in a simulator is substantially lower because the fractional shares are accompanied by a service contract. Our manufacturing time typically ranges from 14 to 24 months, depending on the airplane model. Because a large percentage of the manufacturing time relates to the modification of software and engineering for each specific airplane, our manufacturing time for additional simulators of a specific airplane can be reduced to approximately 12 to 18 months after we have manufactured the first simulator for the specific airplane.


         FLIGHT TRAINING DEVICES


         A flight training device typically does not have motion or visual display systems. Flight training devices feature cockpit environments with high fidelity airplane panels, avionics, displays and flight controls to replicate an actual airplane. Flight training devices are used to master skills associated with individual flight tasks and particular cockpit procedures. We have manufactured flight training devices; however, in the foreseeable future we will focus primarily on manufacturing full flight simulators. We may manufacture a flight training device from time to time in the future particularly if requested by a fractional owner of one of our full flight simulators or by a party with which we have an existing business relationship.



         Our sales prices for a flight training device range between $500,000 and $3,000,000, depending on the airplane type and the level of fidelity. Our time for manufacturing a flight training device typically ranges from 14 months to 18 months. Because of the time required to modify software for each specific airplane, our manufacturing time for additional flight training devices of a specific type of airplane can be reduced by approximately three to five months after we have manufactured the first flight training device for that type of airplane.


         FAA QUALIFICATION

         The FAA defines four levels of full flight simulators - A, B, C and D. The most sophisticated are Levels C and D. The FAA defines seven levels of flight training devices - Levels 1 through 7, with Level 7 having the highest sophistication. These levels determine what type of pilot training required by the FAA can be satisfied by the use of the full flight simulators or flight training devices.

         The FAA must qualify or approve the full flight simulator or flight training device before it can be used to receive FAA training credits. The FAA has requirements for the manufacturing of simulators. The FAA's qualification process includes many tests of the simulator regarding systems and flight performance.

         MANUFACTURING PROCESS

         Our manufacture and design of a simulator involves the following steps:

         - Obtain data on the physical configuration and flight characteristics of the airplane to be simulated. Data can be purchased (1) from the manufacturer or (2) from a third-party supplier who conducts flight testing of the airplane over a period of one to three months. Each of the manufacturers of the Embraer ERJ and the Fairchild-Dornier jets provide this data to only one operator of training centers, and therefore we will obtain data on these airplane models through flight testing conducted by us or others. The cost of this data can range from $400,000 to $1,200,000.


         - Design the specifications of the airplane into our standard manufacturing process. This activity involves coordinating the simulator's platform, the size of the airplane, control setups and how the airplane's systems work.


         - Order parts for the simulator from vendors. We expect that the time between ordering and receiving parts under our current vendor relationships will take from six to nine months. One part can cost up to approximately $1,500,000.


         - Develop software to simulate the operations of the airplane, including the airplane's aerodynamics, systems and environment. This step can take up to 12 months and can be concurrent with other steps.

         -        Integrate the hardware components and the software.

         -        Test the simulator.

         - Obtain the FAA's qualification for the simulator. Because we have previously obtained FAA qualification of a simulator, we expect that future qualifications for a simulator will take three to five business days.

         Currently we subcontract the manufacture of various components, such as the base frame for simulators. We expect in the future to subcontract additional components, including the cockpit shell.


         Since our inception, we have been in the process of manufacturing from one to three simulators at any one time. After this offering, we plan to increase our volume to three or five simulators being manufactured at any one time.


         SOFTWARE

         We have developed a software technology unique for simulators. This software has an advanced architecture which has modules simulating the individual airplane functions. The software has the advanced C++ programming language. The software is used to simulate airplane functions and to link components. The advantage of this modular software is that it adapts readily from one simulator program for an airplane to another simulator program for a different airplane. The modular features enable us to decrease the software development costs across the airplane models. For example, up to 75% of the software used in a Beech 1900 simulator can also be used for another turbo propelled airplane simulator.

         PROPRIETARY RIGHTS

         We have proprietary rights in our software, know-how and names used in our business. We do not have any patents or registered trademarks for any of these items. We rely on copyrights, common law rights concerning names and trademarks and trade secret protections for our proprietary technology. We grant a license to a buyer of a simulator to use the software in the simulator.

         SUPPLIERS

         We acquire components for simulators from outside suppliers. Our purchases are made from approximately 100 suppliers. Only a few suppliers account for the higher price components, such as the visual display system, the motion system, the control loading system, computers and instrumentation. We believe that more than one supplier exists for each of the components needed for our products.

         WARRANTIES

         As part of any contract with the purchaser of a simulator, we negotiate a warranty on our product. Typically, the warranty covers defects in design, materials or workmanship for a period of from 3 to 12 months. We have not incurred, to date, any significant expenditures for warranty coverage.

         RESEARCH AND DEVELOPMENT


         In 1999, we spent $208,018 for research and development activities. Most of these expenditures involved the redesign of the platform connecting the motion system to the simulator. We expect to incur research and development costs in the future. We also have costs for development of the initial simulator of an airplane. These costs relate to matters such as designing the specifications of a particular airplane into our manufacturing process and modifying software to simulate the operations of the particular airplane; and, since these costs are unique to a particular simulator, they are treated as part of the cost of sales.


         ENVIRONMENTAL MATTERS

         Permitting and other requirements under environmental laws are not applicable to our current manufacturing operations. The primary reason is that we purchase components from suppliers and also subcontract some of the work in manufacturing our products. Accordingly, we have not had any material expenditures for compliance with environmental laws.

MARKETING


         We utilize a direct sales approach with our employees and officers marketing our products. Sales are made through direct contacts in the commercial aviation business and attendance at industry trade shows. With over 100 combined years of experience with aviation simulators, our key operations personnel have established relationships with a number of potential customers. We also keep potential customers for our simulators informed of our progress regarding developments and new programs via newsletters and postings on our website.

         In January, 2000, we entered into a strategic alliance agreement with Babcock & Brown LP ("B&B"), which is active in the United States in the leasing of aircraft. B&B is introducing us to potential purchasers of fractional ownership interests in simulators or hours for use in simulators manufactured by us, primarily airlines. For these services, B&B is receiving warrants for the purchase of 150,000 shares at a purchase price of $5.00 per share. In addition, as incentive compensation, B&B will receive additional warrants based upon the number of fractional ownership interests or 1,000 hour increments sold by us to parties with which B&B has arranged a meeting or introduction for us. Incentive compensation includes: Warrants to purchase 200,000 shares for the first simulator, with each simulator consisting of six fractional ownership interests or 6,000 hours; warrants for 150,000 shares for a second simulator; warrants for 75,000 shares for a third simulator; and warrants for 50,000 shares for a fourth simulator. Pro-rata amounts are issued for sales of less than six fractional ownership interests or 6,000 hours of a simulator for five years. Each warrant is exercisable at the lower of fair market value or an exercise price ranging from $5 for the first simulator to $10 for the fourth simulator. These warrants will be issued for fractional ownership interests or 1,000 hour increments sold within three years of the meeting or other form of introduction. B&B has the right to cash out shares issuable, or actually issued upon the exercise of warrants, at fair market value. This cash-out option can be exercised between the fourth and seventh anniversary of the commencement of the agreement as of January 31, 2000, and is payable over two years.


SALES


         Since commencement of our operations in 1996, we have completed six simulators for customers. These sales are summarized below.

         - B767 - 200 Level C Full Flight Simulator Modernization. This program involved the modernization of an Airborne Express simulator to meet FAA Level C qualification. This work included incorporating the latest data package from Boeing, upgrading computers and modifying the windshear function, instructor station and software. This project was completed in 1998.

         - Beech 1900D Level B Full Flight Simulator. This full flight simulator was designed and manufactured for TechniFlite of America, Inc. and is used in pilot training for regional airlines. This simulator includes features such as a 6 degree of freedom motion system, 150 degree day/night visual capability and Level C flight performance. This simulator was qualified by the FAA and represented the first qualification of a full flight simulator for a new company in 13 years. This project was completed in 1998. We shared development costs on this project with TechniFlite, resulting in a price below our manufacturing cost, in order to obtain the business and prove our ability to manufacture a sophisticated, FAA qualified simulator.

         - A-320 Level 5 Flight Training Device. We completed an A-320 Level 5 Flight Training Device for Northwest Airlines in 1998. The Level 5 provides training for system dynamics, flight controls and systems malfunction.

         - Regional Jet Full Flight Simulator. In 1998, we, working with the Korean Aerospace Research Institute of South Korea, completed development of a full flight simulator, with the capability of having motion added, to meet design and training requirements for Korea's next generation of regional jet airplanes. The simulator provides cockpit, control loading, visual system, sound and airplane system software.


         - Two TC-12B Level 6 Flight Training Devices. In June, 1999, and October 1999, we completed the manufacture of two flight training devices simulating the TC-12B, which is a Beech 200 airplane. We manufactured these devices under a contract with Thomson Training & Simulation and delivered them to the United States Navy.

         In addition, during the first quarter of 2000 we completed a contract with Aims Community College in Greeley, Colorado, for a flight training device simulating the Cessna 172. This Level 3 device is for use by students at this college.

         We contemplate that production will be devoted in the foreseeable future to our proposed training centers, although some simulators may be available for sales to unaffiliated third parties.

TRAINING CENTERS


         Our proposed training centers will use simulators manufactured by us or acquired by us as part of an existing pilot training center. The initial simulators for this purpose are described under "NEXUSim Program" below. We intend to have from one to four simulators at each training center.

         Our management intends initially to open two to five training centers. We will determine the location of the simulators based upon the proximity to our customers in the NEXUSim Program. We will lease the physical space for the centers. The size of each initial center is expected to be approximately 10,000 square feet.

         We plan to provide what is referred to as "dry" training, that is, training without an instructor. The customer will provide its own instructor. If requested, we will evaluate and possibly provide an instructor. We may also enter into joint arrangements with parties in our industry who will provide instructors for a training center.


         The proposed steps involved in establishing a "dry" training center include but are not limited to the following:

         - Determine the level of interest of regional airlines in our simulators and a training center, the number of hours of a simulator needed by the potential customers and the specific airplane to be simulated. This step is underway for the initial training centers.

         -        Determine the location of the training center.

         -        Arrange for the lease for the center.

         -        Modify any facility to accommodate at least one simulator.

         - Engage persons to administer training centers and maintain the simulators.

         -        Transport the simulator to the training center.

         - Obtain FAA qualification of the simulator at the training center.

         - Enter into management contracts at the same time as selling fractional ownership interests in a simulator or entering into contracts with customers for their use of simulators.

NEXUSim PROGRAM

         FRACTIONAL OWNERSHIP INTERESTS


         We have commenced the implementation of a fractional ownership interest program called "NEXUSim." This program is designed to provide simulators to the commercial aviation markets, particularly regional airlines. The NEXUSim program will permit a customer to purchase a fractional, undivided ownership interest in a simulator. Our goal in selling the fractional ownership interests is to recover the development and manufacturing costs for a simulator.

         We believe that we are the first in the industry to offer fractional ownership interests in simulators. The program is modeled after the sale of fractional ownership interests in business jets. A key to the success of the NEXUSim program and our proposed training centers is the ability to market our simulators and provide low cost training for the pilots of the fractional interest owners.


         The NEXUSim program involves the following significant features:


         - Sell up to six fractional ownership interest shares in each simulator. Any customer may purchase one or more shares. We intend to retain the ownership of one share, which we will utilize for training unaffiliated third parties at hourly rates. The capacity of each simulator, being used for 20 hours per day, is approximately 7,000 hours per year.

         - Have each fractional ownership interest entitle the owner to 1,000 hours per year. As the administrator, we will coordinate the scheduling of specific training times.

         - Combine the sale of the fractional ownership interest with a contract to maintain and administer the simulator as part of a training center.


         - State a right of first refusal for our benefit regarding a transfer of each fractional ownership interest in the simulator.


         - In the case of simulators for Beech 1900D airplane and possibly other turbo-propeller-powered planes, include possibly a repurchase provision in an agreement with the purchaser of a fractional interest. After three years, the owner may require upon four months' notice that we repurchase the fractional ownership interest at a fair market value mutually agreed upon or determined by an appraiser. We have included the possibility of this repurchase provision because some of our potential customers may switch from Beech 1900 airplanes to another regional airplane, and we believe that they will want a way to end at the same time their use of a Beech 1900 simulator.

         - Have the owner arrange the financing for the purchase price of the fractional ownership interest. We will also endeavor to arrange a financing package for customers who purchase fractional ownership interests.


         SALE AND LEASEBACK

         If we are not able to sell successfully fractional ownership interests in a simulator, or if a customer wishes to contract for the use of 1,000 hour increments of a simulator instead of purchasing one, we may utilize a sale-leaseback transaction. We will receive similar benefits from a sale-leaseback transaction as from a sale of fractional ownership interests. After selling a simulator to a leasing company and leasing it back, we would contract with customers for their scheduled use of a simulator in one of our training centers. The significant features of the NEXUSim program would remain the same as stated in the previous section except that:


         - We would receive an amount of cash in the sale-leaseback transaction determined in negotiations with the leasing company.


         - We would lease interests to customers in annual increments of 1,000 hours of time for a specified period, initially proposed to be five years.


         - The contract arrangement would not allow a transfer or sublease of the interests.

         INITIAL PRODUCTS UNDER NEXUSim PROGRAM


         We propose that the first four simulators manufactured as part of the NEXUSim program and placed in training centers will constitute the following:

         - A Beech 1900D Level C Full Flight Simulator. This simulator will be part of the joint arrangement with Aims Continuing Education Authority discussed on page 51. Work on this simulator commenced in September 1999, with completion scheduled for October 2000.

         - A Beech 1900D Level D Full Flight Simulator. We commenced work on this simulator in November 1999 and plan to complete the simulator in March 2001.

         - If we have a joint arrangement with Aeroservice, as described below in "Joint Arrangements for Training Centers," a Beech 1900D Level C Full Flight Simulator. We plan to commence manufacture of this simulator in May, 2000 and to complete it in May, 2001.

         - Regional Jet or Dornier 328 turbo-prop Full Flight Simulator, Level D. We contemplate starting the manufacture of this simulator in the first quarter of 2001 with completion scheduled for the fourth quarter of 2002.

         The following table shows the proposed manufacture of the first two products and additional products over the next four years.

[OBJECT OMITTED]


         Commencement of any simulators, after the first two simulators in the table above, depends upon our obtaining external financing.

         The types of simulators proposed by us and the timing of manufacturing the simulators are subject to change. The final determination is contingent upon the training needs of proposed customers who sign letters of interest, the timing of completed sales of each simulator and our cash flow.


         LETTERS OF INTEREST

         We have obtained a few letters of interest regarding fractional ownership interests in simulators. These letters of interest are with regional airlines and are not binding.


         We will request a definitive agreement with a proposed owner of a fractional interest within approximately 75 to 120 days after obtaining a letter of intent. However, our potential customers for the NEXUSim program tend to focus on their immediate pilot training needs and specific dates for that training; they may want to sign a definitive agreement only a short time before FAA qualification of a simulator. It is not certain that any party signing a letter of interest will actually enter into a definitive agreement.

         ACQUISITIONS

         We have engaged in discussions with parties for the purchase of existing simulators or pilot training businesses. Any transaction of this nature could involve acquiring a simulator alone, acquiring a business using a simulator or forming a joint venture regarding that equipment. It is not known whether the purchase price for any transaction would be paid in stock, cash or both. An acquisition, if pursued, could involve a business with significantly more revenues than we have generated prior to this offering. The purpose of any acquisition of this nature would be (1) to accelerate our entry into the training services market, with resulting revenues, at an earlier time than is possible through our establishing our own training centers, or (2) to expand our training services. There are presently no agreements or understandings relating to any specific acquisition.


JOINT ARRANGEMENTS FOR TRAINING CENTERS


         AIMS CENTER

         On September 14, 1999, we entered a joint arrangement with the Aims Continuing Education Authority for partially financing our manufacture of a simulator to be used in a training center at or near Aims Community College in Greeley, Colorado. Aims Continuing Education Authority is a non-profit organization related to Aims Community College, which has a pilot training program. Under this arrangement, in summary, the parties have agreed to the following:

         - Aims Community College Foundation has loaned to us $2,020,000, which is a portion of the estimated total cost to develop and manufacture a Beech 1900D Full Flight Simulator, Level C. This is the same type of simulator we completed in 1998 for another party. In September, 1999, $1,000,000 of this loan was advanced to TDI. We borrowed the remaining $1,000,000 with drawdowns in December, 1999 and April, 2000 as we manufacture the simulator. We commenced work on this simulator in September, 1999.

         - We are to manufacture the Beech 1900D simulator and qualify it with the FAA within approximately 14 months from the start date of the manufacturing.

         - In repayment of Aims' loan, we are to pay $2,020,000 in approximately 14 months, plus monthly interest accruing at prime rate, adjusted for changes in the rate but not to exceed 21%; as of December 31, 1999, the interest rate was 8.5%. This loan matures on December 1, 2000 and interest is payable on the first day of every third month beginning December 1, 1999. We contemplate that the source of this repayment may be proceeds of selling four fractional ownership interests in the simulator.

         - As collateral for this loan, we granted a security interest to Aims in all of our inventory, equipment, furniture, fixtures, accounts, instruments, documents, chattel paper and other rights to payment, general intangibles and all proceeds of these items, whether now owned or acquired in the future. The proceeds received from the sale of each fractional ownership interest must first be applied to repay this loan and release that share of the fractional ownership interest from the security interest held by Aims.

         - We are to transfer one fractional ownership share, allowing 1,000 hours per year of training at no additional charge to Aims. Aims may purchase additional hours at a price of $65 per hour. We are to maintain the simulator in which Aims has a fractional interest, without any charge to Aims. We will also market for Aims the simulator hours to which Aims is entitled but does not intend to use. We will be paid a fee equal to 50% of all fees collected to market these hours of training.

         - Aims will have a right of first refusal to acquire any other fractional ownership interest sold in the simulator by other owners.

         - Aims or a related party will lease to us approximately 4,000 square feet required for this particular simulator in a building located on or near the Aims Community College campus, and the building will meet our specifications. We will lease the building for an initial term of 10 years, with a subsequent option to renew the lease for a term of five years at an annual rental rate which is equal to the rental at the end of the ten-year term increased by the cumulative consumer price index for the prior five years. Thereafter, we have the option to extend the term of the lease for up to an additional 6 months on a month-to-month basis, at an increased rental rate. The annual lease payment during the first 10 years will be $127,000, or $10,583.33 per month, for each of the first four years, $137,000, or $11,416.66 per month, for the years five through seven, $147,000, or $12,250.00 per month, in years eight to ten and $147,000 during the five-year option period as increased by the consumer price index for the five prior years. In addition, we must pay all charges relating to leased premises, including but not limited to, our share of taxes, utility charges, insurance premiums and building service costs.

         - We will place a training center in that building and we will manage the training center.


         AEROSERVICE PROPOSAL

         In January, 2000, we entered into a memorandum of understanding with Aeroservice Aviation Center, Inc. ("Aeroservice"). Aeroservice offers commercial aviation training to airlines and individuals at three facilities with 12 simulators. Aeroservice's equipment has been qualified by the FAA and is recognized by some foreign governmental authorities. This recognition enables certain foreign students to receive credit for their training at Aeroservice's facilities. We and Aeroservice propose to market, manufacture and operate jointly full flight simulators for training programs with airlines in Florida, Brazil and Mexico. The memorandum of understanding contemplates a further agreement prior to expiration of the understanding on July 31, 2000.


BACKLOG


         The Company has no backlog of contracts or orders for simulators.


DEPENDENCE ON CUSTOMERS

         In our manufacture of simulators for unaffiliated third parties, we have served, and will continue in the future to serve, a few customers or possibly one customer at any particular time. The NEXUSim program will broaden the base of our customers, with up to seven customers for each simulator. These customers will also utilize our training center containing their simulator.

         Because of the limited number of customers at this time and for the foreseeable future, we are dependent upon maintaining and satisfactorily serving our customers. The loss of any one customer, because of a bankruptcy of the customer, cancellation, delay or other events, could materially and adversely affect our present and future revenues. If the loss of a customer relates to our performance, that loss could also have a negative impact on our reputation in the industry.

         Our universe of potential customers is limited to a relatively small number because it consists primarily of regional airlines in need of, or conducting, pilot training. Any developments in that industry or how members of that industry view us can have a significant effect on us.

COMPETITION

         We face intense competition in the manufacture and sale of simulators and in our proposed training services.

         MANUFACTURING


         In addition to us, four companies manufacture most FAA qualified full flight simulators used in commercial aviation in North America. These companies are FlightSafety International, Inc., CAE Inc., Reflectone, Inc. and Thomson Training & Simulation. CAE manufactures more than a majority of the full flight simulators added each year in North America, primarily for major airlines. Reflectone Inc. manufactures full flight simulators but primarily at this time for the United States military. Our competitors operate domestically and internationally and are significantly larger than us in terms of revenues, assets and employees. Further, a number of smaller companies manufacture flight training devices, but we do not consider them as competitors because they provide products with a lesser level of sophistication.



         Two of our competitors manufacture at this time FAA qualified full flight simulators for airplanes used by regional airlines. FlightSafety makes simulators for the Beech 1900 airplane and regional jets; CAE produces simulators for regional jets.

         Barriers to entry for new manufacturers are significant due to the high initial capital cost and the need to use the sophisticated software technology.

         We also compete with the alternative of in-flight training. However, we believe that the FAA requirements, together with the complexity of current airplanes, make the training with simulators more comprehensive and cost effective.


         In our manufacture and sale of simulators, we compete primarily on the basis of low prices and by manufacturing simulators for specific types of airplanes used by regional airlines. Our proprietary software provides cost savings which help in keeping our manufacturing costs low. We and other manufacturers are all favorably affected by the limited number of simulators for specific airplanes used by regional airlines and a growing demand for these simulators. We also hope to obtain a competitive advantage by offering our fractional ownership interest program. We intend that this program will provide an airline lower than average market hourly rates for use of a simulator.

         The quality of all simulators must be high, and the simulators must all match the specifications of an airplane and FAA requirements. Like our competitors, we must continually strive to improve our quality and responsiveness to the needs of airlines and other customers in commercial aviation.

         A competitive disadvantage of our manufacturing operations results from our small size and relatively short time in the industry. Another competitive disadvantage for us in securing unaffiliated third party manufacturing contracts has been our requirement that the customer make progress payments on the manufacture of simulators. Some manufacturers in the industry allow payment of the purchase price when a product is completed.

         TRAINING CENTERS


         Typically, regional airlines have not bought simulators. Instead, they rely upon training companies and a few major airlines for simulator training. Various training companies located throughout the United States provide pilot training with full flight simulators. These training organizations include FlightSafety. FlightSafety has a number of training contracts with major and regional airlines as well as corporate customers. The other competitors include government agencies. The majority of these organizations do not have simulators for airplanes used by regional airlines.

         Other parties may possibly enter into the training business by buying a simulator. The likelihood of a competitor entering the training business by this approach is decreased somewhat because of the limited availability of simulators for specific airplanes.


         Our proposed training centers in connection with the NEXUSim program will compete primarily on the basis of a low price overall for training services and the limited availability of simulators for specific airplanes used by regional airlines. Our low price will depend upon our ability to keep costs low in our manufacturing of the simulators used in the training centers. A competitive disadvantage to our proposed training centers results from our small size and our being a new entrant in the training business. Our ability to complete sales to a regional airline may also be affected by long-term contracts between FlightSafety or another training organization and the regional airline.

         We will aggressively market our service through direct contact. We plan to keep potential customers informed of progress on simulators so that the potential customer can take into account our schedule in dealing with other training organizations.

         Also, our attracting customers for the proposed training centers depends, at least in part, on the sales of fractional ownership interests in simulators or leasing interests in simulators following a sale-leaseback. Thus, the fact that the NEXUSim program is a new concept for pilot training centers, and the other competition factors noted above for manufacturing, will affect our sales of training services.

GOVERNMENTAL REGULATION

         In the United States, the Federal Aviation Administration regulates the operation of airlines and related activities. As mentioned earlier in this prospectus, the FAA has requirements for the training of pilots, encourages the use of simulators and sets forth standards for simulators. Each simulator must be qualified and approved by the FAA for a pilot training center and be maintained in accordance with FAA requirements.

         In addition, the FAA regulates training centers for pilots and other members of a flight crew. Each "wet" training center (i.e., an instructor made available as part of the training center) must be approved by the FAA and must comply with training specifications of the FAA. These specifications concern, among other things, qualified instructors and the adequacy of the facility. As mentioned earlier in this prospectus, we intend to provide only "dry" training. On a case by case basis, we may consider supplying the instructor for the simulator. In such case, the instructor would have to be approved by the FAA, but we would not be subject to all of the other FAA specifications concerning training centers. The airlines will be responsible for complying with the other FAA specifications.

EMPLOYEES


         At February 29, 2000, we had approximately 29 employees, of which 27 were full time employees. Twenty-four employees were engaged directly in project related engineering and production activities. Two employees were engaged in accounting and finance, and the remaining three were officers engaged in operations, administration and sales. With the anticipated increase in concurrent production of up to five simulators, we expect to increase our work force to up to approximately 60 employees.


         Most employees are salaried workers. No collective bargaining unit represents our employees. We have never experienced a work stoppage and consider our relations with employees to be satisfactory.

OUR FACILITY


         We lease our current facility and own most of our equipment. Our facility, located in Englewood, Colorado, has approximately 14,040 square feet located in an industrial park and was constructed in 1998. The facility includes approximately 12,000 square feet dedicated to manufacturing, with the remaining space used for engineering and corporate offices. The lease for this facility is for a term ending May 31, 2003. We have the right to extend the lease for an additional five years on the same terms and conditions except that the base rent will be revised to an adjusted market rate rent. We pay a monthly base rental rate of from $7,020 to $7,488 depending upon the year of the lease.

         In 2001, we plan to move to larger facilities to accommodate expansion of our operations so that we can manufacture three to five simulators at the same time and increase our engineering personnel. We plan to sublease our old premises. We project that our new facility will have approximately 32,000 square feet.

         As part of our entry into training services, we intend to lease space for three to five training centers. It is contemplated that each of these centers will, in general, have approximately 10,000 square feet.


LIABILITY INSURANCE

         Among other things, we and others in our industry have exposure to potential liabilities relating to the use of a simulator. This large equipment could injure or kill persons training or working with the equipment. Also, when there has been an airplane accident in the United States allegedly involving pilot error, plaintiffs have made claims against training organizations and the manufacturers of simulators, alleging responsibility for the error.


         Because of the risks entailed in our business, we maintain general liability insurance. The insurance is provided on the basis of events occurring during the policy period and has been in effect since March, 1996. Policy limits of our product liability insurance were $1 million through March 31, 2000 and are currently $5 million per occurrence, with an aggregate maximum of $2,000,000 for policies through March 31, 2000, and of $5 million currently. We have not had a product liability claim.

         After consultation with our insurance broker, our management believes that our current liability insurance is at a proper level in our industry. However, we cannot be sure that our insurance is adequate to cover potential liabilities. We also cannot assure you that liability insurance will continue to be available on acceptable terms, or whether it will be available at all.


YEAR 2000 ISSUES


         We have determined that our computers and products are prepared to recognize the Year 2000 and other years in 21st Century. Our modular software does not have features relating to a date. Accordingly, any Year 2000 issues that may affect us will be caused by the lack of preparedness on the part of customers or suppliers with which we do business. We have not experienced any significant Year 2000 issues in our operations and have not been made aware of any significant Year 2000 issues at our suppliers. We are generally aware of alternative suppliers for components in our products.


LEGAL PROCEEDINGS

         There are no material legal proceedings pending or, to our knowledge, threatened against us.


                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers and directors are:


NAME                                                  AGE       POSITION
----                                                  ---       --------

Ronald C. Ellington........................           56        Chairman of Board of Directors and Chief
                                                                Executive Officer

Bruce S. Betschart.........................           52        President, Chief Operating Officer and
                                                                Director

Robert E. Sawyer, Jr.......................           54        Vice President - Engineering and Secretary

Charles Douglas............................           47        Vice President - Operations

Dennis J. Meyer............................           42        Vice President, Chief Financial Officer and
                                                                Treasurer

Ann Torre Grant............................           42        Director


                                       57

John Jenkins...............................           50        Director

Peter Roy..................................           43        Director


--------------------------


         Our Articles of Incorporation provide for a classified Board of Directors with each director serving staggered terms of three years. The Board of Directors is divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. Mr. Jenkins is the class I director; Mr. Ellington and Ms. Grant are the class II directors and Mr. Betschart and Mr. Roy are the class III directors. At each annual meeting of stockholders beginning with the 2000 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of their election and qualification until the third annual meeting following election or until their successors have been elected.

         A brief description of the background and business experience of our executive officers, directors and key employees is set forth below.

         RONALD C. ELLINGTON. Mr. Ellington joined TDI in January 1999. From 1994 to 1998, Mr. Ellington was CEO of Ellington Investments providing management consultation, merger and acquisition and investment banking services. From 1992 through 1994, he was Senior Vice President and Chief Operating Officer of Dorsey & Company Securities, Inc., a full service securities firm in New Orleans, Louisiana with over 30 employees. While COO at Dorsey, he directed the implementation of the firm's first operating budget, strategic plan and cost of sale's review and the firm had its highest revenues and profits in four years. His prior experience includes CEO of a pole and piling company; CEO and principal of start up regional investment banking firm that placed debt and equity; COO and principal of start up regional real estate syndication firm that raised equity and acquired commercial real estate properties; and COO and principal of start up health care consulting firm that provided services to national health care firms and individual hospitals plus the State of Louisiana. He received his Master's and Bachelor's degrees in Journalism from the University of Georgia.

         BRUCE S. BETSCHART. Mr. Betschart co-founded TDI in 1995 and since that time, has served as President and Chief Operating Officer and as a member of the Board of Directors. From 1989 to 1995, Mr. Betschart was Vice President, Product Development of CTA Incorporated, a simulator products company. CTA developed 21 flight simulators during Mr. Betschart's tenure. In 1986, he founded I.C. Sim Incorporated, a simulator software company, and served as its President until 1989 when it was sold to CTA. Mr. Betschart has over 25 years of experience marketing, designing, manufacturing and servicing simulators and simulation products. Mr. Betschart was a

U.S. Navy carrier pilot and a commercial pilot with Continental Airlines. Mr. Betschart received his BS degree in Aeronautical Engineering from San Jose State University.

         ROBERT E. SAWYER, JR. Mr. Sawyer co-founded TDI in 1995 and since that time has served as Vice President of Engineering and as a member of the Board of Directors. Prior to starting TDI, Mr. Sawyer was the Vice President, System Engineering at CTA Incorporated, where he was the lead software engineer for simulator and simulation programs. Prior to joining CTA in 1989, he founded, with Mr. Betschart, I.C. Sim Incorporated, where he served as Vice President. At I.C. Sim, he was the principal architect on the development of MSS, an advanced simulator software product that was sold to every major airframe manufacturer and aerospace company in the United States. MSS was used to develop simulators for the F-16, F-15, F-18, F-22, F-23, AH-66 and F-14 military airplanes; and the B747, B727, and Piper Malibu commercial airplanes. Mr. Sawyer received his BS in Electrical Engineering from the University of Illinois.

         CHARLES DOUGLAS. Mr. Douglas has served as Vice President of Operations since TDI was founded in 1995. Prior to joining TDI, Mr. Douglas was Director, New Business Development for Frasca International and Senior Program Manager for Rediffusion Simulation Incorporated, where he directed the development of 25 full flight simulators, flight training devices and cabin evacuation training programs for commercial airlines. Mr. Douglas participates on the FAA working groups for the development of Simulator Advisory Circulars. Mr. Douglas received his BS degree in Computer Sciences from the University of Tulsa.

         DENNIS MEYER. Mr. Meyer has been our Vice President, Chief Financial Officer and Treasurer since August, 1999. From 1993 to 1999, Mr. Meyer served as Vice President of Finance, Controller and Secretary to the Board of Directors of Melco Industries, Inc. which is a leading manufacturer of computerized equipment and software for making embroidery. During the period from 1986 to 1991, Mr. Meyer was Assistant Controller and Cost Accounting Manager for the same company. He received his BBA in Finance from the University of Iowa in 1980.

         PETER ROY. Mr. Roy joined our Board of Directors in January, 2000. He serves on the Board of Directors for Stonyfield Farm, White Wave Soy Products, Mountain Sun Organic Juices, USA Floral Products and Fitness Holdings, Inc. From 1993 until 1998, Mr. Roy served as President of Whole Foods Market, the nation's largest retailer of natural and organic foods. While Mr. Roy was President, Whole Foods Market went public. From 1988 to 1993, he was president of the California region for Whole Foods Market. In 1984, Mr. Roy founded and became president of the Natural Foods Network, an industry trade association that brought together the entrepreneurs of the natural foods industry.

         ANN TORRE GRANT. Ms. Grant joined our Board of Directors in January, 2000. She is a member of the Board of Directors of Franklin Mutual Series Funds, SLM Holding Company (Sallie Mae), Condor Technology Solutions, Inc. and U.S.A. Floral Products,

Inc. From 1995 to 1997, Ms. Grant was the Executive Vice President, Chief Financial Officer and Treasurer for NHP Incorporated, the second largest provider of property management and related services to the U.S. multifamily housing market and the fourth largest commercial mortgage bank in the U.S. From 1991 to 1995, she served as Vice President and Treasurer for U.S. Airways Group, Inc. and U.S. Airways, Inc. Ms. Grant was Assistant Treasurer-Financing from 1989 to 1991 and Director-Financing from 1988 to 1989 for U.S. Airways Group, Inc. and U.S. Airways, Inc. From 1983 to 1988, Ms. Grant held various positions in the financing departments of American Airlines, Inc. She received her Bachelor of Business Administration in Accounting from the University of Notre Dame in 1979 and a Master of Business Administration from Cornell University in 1983.

         JOHN JENKINS. Mr. Jenkins joined our Board of Directors in January, 2000. Since 1995, Mr. Jenkins has served as the Chairman, Chief Executive Officer and President of TAVA Technologies, Inc., a publicly-held company which is an information technologies service company specializing in the design, configuration and installation of information technology systems to support manufacturing. From 1990 to 1995, he was President of Morgan Technical Ceramics, Inc., and Vice President of Development, Mechanical Carbon and Graphite for Morgan Crucible Company, a leading global manufacturer of engineered materials, such as high purity carbon graphites and technical ceramics. From 1973 to 1990, Mr. Jenkins held various positions, including Vice President and General
Manager - Structure Ceramics Division, and Vice President of Subsidiary Operation, for Coors Ceramic Company, a leading international manufacturer of high purity technical ceramic components for industrial applications. He received his B.S. in Mechanical Engineering from the University of Washington and his Juris Doctor from the University of Denver.


         There are no family relationships among any of our directors, executive officers and key employees.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors has established a compensation committee and an audit committee.


         The Members of the compensation committee will be Mr. Roy, as chairperson, Ms. Grant and Mr. Jenkins. The compensation committee reviews and approves our compensation and benefits for our executive officers and makes recommendations to the Board of Directors regarding these matters.

         The Members of the audit committee will be Ms. Grant, as chairperson, Mr. Jenkins and Mr. Roy. The functions of the audit committee are:


         - Review the scope of the audit procedures utilized by our independent auditors;

         - Review with the independent auditors our accounting practices and policies;

         -        Consult with our independent auditors during the year; and

         - Report to our Board of Directors with respect to these matters and to recommend the selection of independent auditors.

DIRECTOR COMPENSATION

         Directors who are also employees of TDI receive no additional compensation for serving as a member of our Board of Directors. We reimburse our directors for all reasonable travel and other incidental expenses incurred in connection with meetings or actions of our Board of Directors.


         We compensate non-employee directors $750 for each Board meeting which the director attends. Also, each non-employee director received in December, 1999, options to purchase 35,000 shares of common stock at an exercise price of $5.00 per share. Options as to 5,000 shares were vested on the date of grant, and the options for the other 30,000 shares will vest in 10,000 share increments over a three-year period based on the date of grant, if the option holder continues to serve as a director of TDI. Under our current policies, a new director in the future will receive options on the same basis, and these options will have an exercise price equal to 100% of the fair market value of the common stock on the date of grant.


EXECUTIVE COMPENSATION


         The following table sets forth all cash compensation paid by us to our Chief Executive Officer and to our President for services rendered in all capacities for the fiscal year ended December 31, 1999. No other executive officer had an annual compensation for 1999 that exceeded $100,000.


                                                          ANNUAL                              LONG-TERM
                                                       COMPENSATION                          COMPENSATION
                                                       ------------                          ------------
                                                                                             SECURITIES
                                                                                              UNDERLYING
        NAME AND PRINCIPAL                                                                      OPTIONS
             POSITION                    YEAR             SALARY               BONUS           (NUMBER)
        ------------------               ----             ------               ----            --------
Ronald C. Ellington,
     Chairman of Board of Directors
     and Chief Executive
     Officer.......                      1999             $62,595             $10,000          115,000
Bruce S. Betschart,
     President and Chief
     Operating Officer........           1999            $112,592              $7,500           25,000



         Beginning in 2000, our five executive officers will receive an annual salary exceeding $100,000 as follows: Ronald C. Ellington, Chairman of Board of Directors and Chief Executive Officer, $125,000; Bruce S. Betschart, President and Chief Operating Officer, $120,000; Charles Douglas, Vice President-Operations, $105,000; Dennis J. Meyer, Vice President and Chief Financial Officer, $105,000; and Robert E. Sawyer, Jr., Vice President-Engineering, Secretary and Director, $105,000. In addition to the salaries noted above, officers received the following bonuses on January 4, 2000: Ronald C. Ellington, $12,000; Bruce S. Betschart, $10,000; Charles Douglas, $7,000; Dennis J. Meyer, $7,000; and Robert E. Sawyer, $7,000.

         The following table provides information concerning grants of options to purchase our common stock made during the year ended December 31, 1999 to the executive officers named in the Summary Compensation Table above.



                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                     NUMBER OF       PERCENT TOTAL
                                    SECURITIES        OPTIONS/SARS
                                    UNDERLYING         GRANTED TO
                                   OPTIONS/SARS       EMPLOYEES IN        EXERCISE           EXPIRATION
           NAME                       GRANTED         FISCAL YEAR        PRICE ($/SH)           DATE
           ----                    ------------      -------------       ------------        ----------

Ronald C. Ellington                   115,000            37.5%            $.15/50,000          4/27/04
                                                                         $4.50/40,000          4/27/04
                                                                         $5.00/25,000         12/23/04

Bruce S. Betschart                    25,000             8.1%                $5.00            12/23/04


         As part of the grants of options to officers and employees in 1999, we granted options to purchase our common stock to other executive officers and persons related to executive officers as follows:

         - Robert E. Sawyer, Jr., 25,000 shares at an exercise price $5.00 per share;

         - Charles Douglas, 38,333 shares, 13,333 of which have an exercise price per share of $0.15 and 25,000 of which have an exercise price per share of $5.00;

         - Dennis J. Meyer, 57,000 shares, 7,000 of which have an exercise price per share of $6.75 and 50,000 of which have an exercise price per share of $5.00;

         -        Jeffrey Betschart, an employee of TDI who is the son of Bruce
                  S. Betschart, 1,667 shares at an exercise price per share of $6.75;

         -        Steve Sawyer, an employee of TDI who is the brother of Robert
                  E. Sawyer, Jr., 1,667 shares at an exercise price per share of $6.75; and

         -        Jann Sawyer, an employee of TDI who is the wife of Robert E.
                  Sawyer, Jr., 833 shares at an exercise price per share of $6.75.

         The following table provides information concerning any exercises of options to purchase our common stock in the fiscal year ended December 31, 1999, and unexercised options and warrants held at fiscal year end by the executive officers named in the Summary Compensation Table. The value of the unexercised options that are in the money was calculated by determining the difference between the initial public offering price of $7.00 per share and the exercise price of the options.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                      NUMBER OF
                       SHARES                           NUMBER OF SECURITIES
                     ACQUIRED                                 UNDERLYING                    VALUE OF UNEXERCISED
                         ON            VALUE             UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
       NAME           EXERCISE       REALIZED            AT DECEMBER 31, 1998               AT DECEMBER 31, 1999
       ----          ---------       --------           ---------------------               --------------------
                                                    EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
                                                    -----------      -------------      -----------     -------------

Ronald C.
Ellington                 0               $0            63,333            51,667           $347,833         $66,667

Bruce S.
Betschart                 0               $0             6,000            36,334           $15,666          $78,670



1997 AND 1999 STOCK OPTION PLANS

         Our 1997 Incentive and Nonstatutory Stock Option Plan was adopted by the directors as of December 20, 1996 and later amended as to the number of shares available under the plan. Under the 1997 plan, we may grant options to purchase up to 335,667 shares of our common stock. The Company also has a 1999 stock option plan which was adopted by our Board of Directors on July 27, 1999. The 1999 plan has 400,000 shares of our Common Stock available for the grant of options.

         Grants under the 1997 and 1999 plans may consist of (1) options intended to qualify as incentive stock options under the Internal Revenue Code and (2) non-qualified stock options that are not intended to so qualify. Persons eligible to receive incentive stock options under the plans are only our employees; non-qualified stock options may be granted to employees, directors, consultants and (and in the case of the 1997 plan) other persons. The 1997 plan terminates on December 31, 2006, and the 1999 plan terminates on August 30, 2009.

         Each plan is administered by the Board of Directors or a committee appointed by the Board consisting of two or more directors. The Board or administrating committee determines the persons to be granted options, the exercise price per share for each option, the expiration date of each option and other terms which may be set forth in an option agreement. The Board of Directors currently administers both plans.

         The exercise price of an incentive stock option granted under the plans cannot be less than 100% of the fair market value of the common stock on the date of the grant. The Board determines the exercise price of a non-qualified stock option; in the case of the 1999 plan, the exercise price of a non-qualified stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. The term of any stock option cannot exceed ten years. However, the exercise price of an incentive stock option granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock or any of our affiliates must be at least 110% of the fair market value of our common stock on the date of grant and the term of such an incentive stock option cannot exceed five years. Options granted under the plans vest at the rate specified in any option agreement. The exercise price may be paid in cash or other shares of our common stock, as determined by the Board of Directors or the administering committee.

         In the event of a proposed sale of all or substantially all our assets, or the merger of TDI with another corporation in a transaction in which we are not the survivor, then the surviving entity must assume or provide a substitute for each outstanding option or, alternatively, our Board of Directors may terminate an outstanding option by permitting the option to be exercisable as to all shares subject to the option, whether or not previously vested, for a period of thirty days (or not less than 10 days in the case of the 1999 plan) after a notice to the option holder.

         All outstanding options under the 1999 plan become immediately exercisable and full, whether or not there were vesting requirements, upon the occurrence of a change in control. For this purpose, a change in control occurs
(1) at the time a third person or group becomes the beneficial owner of shares with 50% or more of the total number of votes cast for the election of our directors; (2) on the date our stockholders approve a merger or consolidation (unless our shareholders continue to own after the merger or consolidation more than two-thirds of the voting securities of the resulting corporation in substantially the same proportion as their ownership of our voting securities before the merger or consolidation) or any sale or other disposition of all or substantially all of our assets, or (3) a sale or other disposition of more than 50% in fair market value of our assets outside the ordinary course of business. In determining whether clause (1) of this definition has been satisfied, a person who beneficially owns shares having 10% or more of the total votes cast for election of our directors as of September 7, 1999 is excluded.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Colorado law. We have also entered into indemnification agreements with each of our directors and executive officers. All indemnification agreements are identical. These agreements provide, among other things, for indemnification and advancement of expenses to the fullest extent permitted by law in connection with any legal proceeding in which the person was made a party because the person was a director or executive officer of TDI, place the burden of proof on us in regard to whether an individual has met the required standard of conduct for indemnification, cover procedural matters such as the hiring of counsel and require us to pay the expenses of the director or executive officer in enforcing any required indemnification or advancement of expenses.

         In addition, our Articles of Incorporation provide that to the fullest extent permitted by Colorado law, our directors will not have personal liability to us or our stockholders for monetary damages for any breach of fiduciary duties as a director. This does not eliminate the duties themselves, and in appropriate circumstances, equitable remedies such as injunction or other forms of nonmonetary relief remain available under Colorado law. This provision does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to us or our stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) unlawful dividends, stock repurchases or redemptions; or (4) any transaction from which the director derived an improper personal benefit. This does not affect a director's responsibilities under other laws such as the federal or state securities laws.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                              CERTAIN TRANSACTIONS


         SALES OF SECURITIES

         In February, 1995, each of Bruce S. Betschart and Robert E. Sawyer, Jr., who were co-founders of TDI, purchased 133,333 shares of our common stock from us for $10,000 in cash.

         In January, 1997, Steven M. Bathgate, Eugene C. McColley and parties related to them purchased from us an aggregate of 44,000 shares of common stock in a private offering of TDI for $165,000, or $3.75 per share. In October, 1997, Mr. Bathgate, Mr. McColley and parties related to them purchased from us units consisting of two shares of common stock and one warrant to purchase common stock at an exercise price of $12.00 per share. They purchased for a total of $530,000 an aggregate of 88,333 shares of common stock and warrants to purchase an aggregate of 44,167 shares of common stock.


         In an offering of TDI in 1999, Eugene McColley purchased for $50,000 a .5 unit, consisting of a $50,000 promissory note and a warrant to purchase 5,000 shares of our common stock. Margaret M. Bathgate, the spouse of Steven M. Bathgate, also purchased for $50,000 a .5 unit, consisting of a $50,000 promissory note and a warrant to purchase 5,000 shares. Bathgate McColley
Capital Group, LLC purchased for $30,000 a $30,000 promissory note and a warrant to purchase 3,000 shares of our common stock. Each warrant is exercisable at a price of $.75 per share. These units were part of the Company's offering of 14% notes described under "Use of Proceeds."

         In August 1999, Bruce Betschart bought from us for $50,000 a promissory note in the principal amount of $50,000 and a warrant to purchase 5,000 shares of our common stock, and Robert E. Sawyer, Jr. purchased for $10,000 a promissory note in the principal amount of $10,000 and a warrant to purchase 1,000 shares of our common stock. Each warrant is exercisable at a price of $0.75 per share. These promissory notes and warrants have substantially the same terms as the offering of 14% notes and warrants described under "Use of Proceeds."

         OTHER TRANSACTIONS


         In December, 1996, Bruce S. Betschart loaned $100,000 to us in return for a convertible promissory note. As modified, this Note matures on January 2, 2001 and bears interest at the rate of 10% per annum. This note is convertible into one share of common stock for each $3.75 of principal of the note. During 1997, we borrowed $114,000 from our officers and directors. Of this amount, $94,000 was repaid in the same year, without interest.


         In July, 1997, Mr. Bathgate, Mr. McColley and parties associated with them purchased from us in a private offering secured convertible promissory notes in the original principal amount of $250,000. The purchasers paid the face amount of these notes in cash, and these notes were converted in 1997 to 85,180 shares of common stock.

         Bathgate McColley Capital Group, LLC, of which Mr. Bathgate and Mr. McColley are the managers and owners, acted as a placement agent in a private offering of $600,000 of our common stock completed in February, 1997. As a placement agent fee for this offering, Bathgate McColley Capital received 33,333 shares of our common stock and warrants to purchase 16,000 shares of our common stock at an exercise price of $3.75 per share and with an expiration date of February 19, 2002. Bathgate McColley Capital acted as the placement agent for a sale of $700,000 of common stock in September, 1997 and received 8,333 shares of TDI in lieu of a fee of $25,000. For acting as a placement agent for an offering which was made by us from October 1997 to January 1998 and raised $1,431,000 from the sale of units consisting of common stock and warrants to purchase common stock, Bathgate McColley Capital received warrants to purchase 11,417 shares of common stock at an exercise price of $6.00 per share and with an expiration date of January 2, 2003. The above-mentioned warrants have been distributed to Mr. McColley, Mr. Bathgate and other parties related to Bathgate McColley Capital.


         In August, 1999, we issued warrants to purchase 27,667 shares of our common stock to Bathgate McColley Capital as payment for services as placement agent for an offering of units. The units consisted of promissory notes due May, 2001 (which are to be converted into our common stock) and warrants to purchase common stock. The warrants issued to Bathgate McColley Capital have an exercise price of $3.00 per share and expire five years after their issuance.


         All warrants issued for the services of Bathgate McColley Capital as a placement agent have rights to require registration under the Securities Act of the shares received upon the exercise of the warrants. Please see for more information "Description of Capital Stock - Registration Rights."

         In September, 1997, we issued an option to Robert T. Bruce for 183,333 shares at an exercise price of $3.00 per share. At that time Mr. Bruce was elected to serve as a director and our Chief Executive Officer. He has resigned since that time, but the option remains exercisable for 100,000 shares.

         We believe that the transactions summarized above were made on terms no less favorable than could have been obtained from unaffiliated third parties.


                             PRINCIPAL STOCKHOLDERS

         The following table contains information regarding ownership of our common stock (the only class of stock outstanding) as of February 29, 2000 and as adjusted to reflect the sale by us of our common stock in this offering by
(1) all of our directors, (2) our Chairman of the Board and Chief Executive Officer, (3) our President and Chief Operating Officer, (4) all of our directors and executive officers as a group, and (5) each shareholder who, to our knowledge, was the beneficial owner of five percent or more of the outstanding shares. Unless otherwise indicated, their addresses are the same as our address.

         Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership consists of sole voting and investment power as to the shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants that are beneficially owned by that person and that are currently exercisable or will be exercisable within 60 days after February 29, 2000 are deemed outstanding, while those shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The following table assumes that the underwriters' over-allotment option is not exercised.



                                                         SHARES               PERCENT            PERCENT AFTER
NAME AND ADDRESS OF                                   BENEFICIALLY             PRIOR               OFFERING
BENEFICIAL OWNER                                         OWNED              TO OFFERING          -------------
-------------------                                   ------------          -----------
Ronald C. Ellington (1)                                    63,333                4.8%                    2.3%

Bruce S. Betschart (1)(2)                                 166,000               12.8%                    6.0%

Robert E. Sawyer, Jr. (1)                                 139,333               10.9%                    5.1%

Charles Douglas (1)                                        60,445                4.7%                    2.2%

John Jenkins (1)                                            7,499                0.6%                     .3%

Ann Torre Grant (1)                                         5,000                0.4%                     .2%

Peter Roy (1)                                               5,000                0.4%                     .2%

Leonard Hawkins                                            66,666                5.3%                    2.4%

Robert Bruce (5)                                          100,000                7.3%                    3.5%


                                       68

Steven M. Bathgate (3)
5350 S. Roslyn, #350
Englewood, CO 80111                                       285,568               21.6%                   10.2%

Eugene C. McColley (4)
5350 S. Roslyn, #350
Englewood, CO 80111                                       222,068                 17%                      8%

Pro Futures Bridge
Capital Fund, L.P.
c/o Bridge Capital Partners, Inc.
5350 S. Roslyn, #350                                                                                     9.5%
Englewood, CO 80111                                       260,000               20.5%

Babcock & Brown LP (6)
2 Harrison Street, 6th Floor
San Francisco, CA  94105                                  150,000               10.6%                    5.2%

All directors and executive officers as a
group (8 persons) (1)                                     446,610               31.7%                   15.5%


---------------------------


(1) Includes for each person the following shares issuable upon the exercise within 60 days of options or warrants: 123,333 shares for Mr. Ellington; 51,000 shares for Mr. Betschart; 41,000 shares for Mr. Sawyer; 45,445 shares for Mr. Douglas; 5,833 shares for Mr. Jenkins; 5,000 shares for Ms. Grant; and 5,000 shares for Mr. Roy and 353,278 shares for directors and executive officers as a group.

(2) Includes 26,667 shares issuable to Mr. Betschart upon conversion of a convertible promissory note.

(3) Includes 11,666 shares owned by Steven M. Bathgate and Margaret M. Bathgate as joint tenants; 83,705 shares owned by Steven M. Bathgate Delaware Charter KEOGH; 9,583 shares owned by the Bathgate Family Partnership II, of which Mr. Bathgate is general partner; 82,410 shares owned by Caribou Bridge Fund, of which Mr. Bathgate is a controlling member of the Administrator; and 40,371 shares owned by Kiawah Capital Partners, of which Mr. Bathgate is a general partner. Also includes 12,500 shares underlying warrants held by Caribou Bridge Fund; 4,166 shares underlying warrants held by Kiawah Capital Partners; and 37,000 shares underlying warrants held by Mr. Bathgate individually, all as issuable upon the exercise of such warrants.

(4) Includes 17,039 shares owned by Eugene C. McColley, Delaware Charter IRA; 82,410 shares owned by Caribou Bridge Fund, of which Mr. McColley is a manager of the Administrator; and 40,371 shares owned by Kiawah Capital Partners, of which Mr. McColley is a general partner. Also includes 12,500 shares underlying warrants held by Caribou Bridge Fund; 4,166 shares underlying warrants held by Kiawah Capital Partners; and 21,166 shares underlying warrants held by Mr. McColley individually, all as issuable upon the exercise of such warrants.

(5)   Includes 100,000 shares issuable upon the exercise of options.

(6) We have issued warrants to purchase these shares to Babcock & Brown, LP as the base compensation for assistance in selling fractional ownership interests in, or 1,000 hours of use of simulators. See "Business - Marketing."

         All of the common stock set forth in the table above are subject to lock-up agreements prohibiting the sale or transfer of them for a period of two years without the written consent of Kashner Davidson Securities Corporation.

                          DESCRIPTION OF CAPITAL STOCK


         Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of TDI, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

         A quorum for purposes of a meeting of stockholders consists of a majority of the shares entitled to vote at the meeting. After a quorum has been established, a matter is approved by the shareholders if votes cast favoring the matter exceed the votes cast against the matter. Directors are elected by a plurality vote, with the nominees having the highest number of votes cast in favor of their election being elected to the Board of Directors. As a result, a majority of the outstanding shares has the ability to elect all of our directors.


         As provided in our Articles of Incorporation, our directors may only be removed for cause. "Cause" is defined as (1) conviction of a felony or plea of nolo contendere, (2) declaration of unsound mind by order of court, (3) gross dereliction of duty,

(4) commission of any action involving moral turpitude, or (5) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results in a material injury to us. Our Articles require a high vote of the shareholders to approve major transactions. The affirmative vote of two-thirds of the shares present and in person or by proxy at a meeting is required to approve:


         - A sale, lease, exchange or other disposition of all or substantially all of our property and assets, with or without our good will, other than in the usual and regular course of our business.

         - A plan of merger of TDI with or into another entity, or a share exchange for which shareholder approval is required.

         -        Dissolution of TDI.

The limitation on the removal of directors and this high vote requirement could have the effect of delaying, deferring or preventing a change in control of TDI.


         At February 29, 2000, there were 1,268,488 shares of common stock outstanding and held of record by 74 stockholders.


PREFERRED STOCK

         The Board of Directors has the authority, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of TDI. There are no shares of preferred stock issued, and we have no present plans to issue any shares of preferred stock.

WARRANTS AND OPTIONS

         For information on our outstanding warrants and options, please see "Capitalization" on page 20.

REGISTRATION RIGHTS

         We have agreed to registration rights for (a) shares of common stock underlying warrants or convertible notes purchased by investors in previous private offerings of TDI and (b) warrants, and shares of common stock underlying warrants, issued to a placement agent for their services in prior offerings. The securities laws impose limitations on resales by a holder of shares or warrants acquired originally in some kinds of private offerings. An effective registration statement under the Securities Act allows the holder to freely resell the restricted shares on the public market. The registration rights provide for the payment of expenses of the registration by us, unless otherwise noted. Existing shareholders who have these registration rights have entered into lock-up agreements which nevertheless affect their ability to sell shares of common stock for a period of time.

         Holders of warrants issued as part of units in 1997 have the right to include shares of common stock, issued upon the exercise of warrants, in our next registration and to have us use our best efforts to cause the registration statement to be effective. The registration statement is to remain in effect until the earlier of (1) the date when all the shares have been sold, (2) one year after the exercise of the last warrant in the units, or (3) one year after the expiration date of the warrants in the units. These rights are relevant to 119,167 shares of outstanding common stock.

         In July 1997, we sold four convertible promissory notes, which were converted later in 1997 into 85,197 shares of common stock. The holders of these shares have the right to include the shares in most registration statements filed by us. When they are included in a registration statement, the registration statement is to remain in effect until the shares have been sold. The registration rights terminate (1) if a holder can make public sales of those shares pursuant to Rule 144 of the SEC or (2) three years from the date of this offering.

         We have given registration rights to holders of the warrants issued to Bathgate McColley Capital as the placement agent for several offerings. For a period of seven years from the date of issuing warrants, we will offer the holders the right to include the shares issued upon the exercise of the warrants, or the warrants and underlying shares, in most registration statements filed by us. In addition, we will cooperate in preparing and signing a registration statement for the resale of the placement agent warrants or underlying shares, at the expense of the holders, but this requirement is limited to one registration in any 12-month period. This registration right is relevant to 55,419 shares of common stock issuable under the placement agent warrants.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


         Under our Amended and Restated Articles of Incorporation and, upon completion of this offering, there will be approximately 17,263,296 shares of common stock and approximately 10,000,000 shares of preferred stock available for future issuance without stockholder approval (except that as part of the criteria for maintaining a listing on the Nasdaq SmallCap Market, we are required to obtain stockholder approval of certain issuances of stock). These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital or to facilitate corporate acquisitions.


         One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of TDI by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of TDI.

         The Board of Directors is authorized without any further action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock, and which could, among other things, have the effect of delaying, deferring or preventing a change in control of TDI.

         We do not currently have any plans to issue additional shares of common stock or preferred stock other than shares of common stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to our employees.


NASDAQ SMALL CAP MARKET

         We anticipate that the common stock will be approved for quotation on the Nasdaq SmallCap Market under the symbol ___.


TRANSFER AGENT

         We have appointed American Securities Transfer Incorporated, Denver, Colorado, as the transfer agent and registrar for our common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE


         Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time.


         After this offering, we will have an estimated total of 2,736,704 shares of outstanding common stock. Of these shares, the 1,200,000 shares sold in this offering will be freely tradable in the public market without restriction under the Securities Act, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 1,536,704 shares of common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. All restricted shares were issued and sold by us in private or limited offering transactions, which relied on exemptions from securities registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

         In addition to the shares described above, at the date of this prospectus, we had outstanding options, conversion rights and warrants to purchase an aggregate of 1,043,193 shares of common stock. We intend to issue options for an additional 125,000,000 shares of common stock to employees after the completion of this offering. Taking into account this proposed issuance of options for 125,000,000 shares and the warrants issued in this offering to the underwriters for 120,000 shares, options and warrants to purchase a total of 1,288,193 shares of common stock will be outstanding after this offering, and no shares of common stock will be reserved for issuance under our stock option plans.

         The directors, executive officers and 5% or more beneficial owners of our shares are signing lock-up agreements which prohibit or limit their transfer of our common stock for a period of two years.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 27,370 shares immediately after this offering); or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of TDI at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except generally an affiliate), is entitled to sell such shares without complying with the manner of sale, volume limitation, public information or notice provisions of Rule 144.

         Taking into account the shares subject to lock-up agreements, the number of restricted shares that will be available for sale in the public market under the provisions of Rules 144 and 144(k) will be as follows:


         - shares will be eligible for sale at the closing of this offering;

         - approximately _______ shares will be eligible for sale 365 days after the date of this prospectus; and

         - approximately ________ shares will be eligible for sale two years after the date of this prospectus upon expiration of lock-up agreements.


The calculation listed above does not take into account any early release from the lock-up agreements.

         We have outstanding registration rights as described under "Description of Capital Stock." Registration of any shares under the Securities Act pursuant to the outstanding registration rights would result in such shares becoming freely tradable without restriction after the lock-up agreements expire.


         Within 90 days following the effectiveness of this offering, we plan to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of the date of this prospectus, options to purchase a total of 601,277 shares were outstanding and we intend to issue options for an additional 125,000 shares after this offering as mentioned above.
Subject to expiration of the lock-up agreements, common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, would be available for immediate resale in the open market.

                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below, for which Kashner Davidson Securities Corporation is serving as a representative, have severally agreed to purchase from us, an aggregate of 1,200,000 shares of common stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:


                                                                                                NUMBER OF
NAME                                                                                              SHARES
----                                                                                              ------

Kashner Davidson Securities Corporation..........................................                 _____





Total............................................................................               1,200,000
                                                                                                =========



         The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock are subject to certain conditions, including the absence of any material adverse change to us and the receipt of certificates, opinions and letters from us, our counsel and independent auditors. The underwriters are obligated to purchase all of the shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased.


         The representative of the underwriters has advised us that the underwriters propose initially to offer the common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $____________ per share, and that the underwriters and such dealers may not reallow any further discounts on sales to other dealers. The initial public offering price and the concessions and discount to dealers may be changed by the representative after the initial public offering.



         We have granted an option to the representative, expiring at the close of business on the 45-day period after the date of this prospectus, to purchase up to an additional 180,000 shares on the same terms as set forth in this prospectus, including the initial public offering price. The representative may only exercise the option (in whole or in part) to cover over-allotments incurred in connection with the sale of common stock in this offering.


         The representative has advised us that the underwriters do not expect any sales to accounts for which any of the underwriters will exercise discretion as to such sale.

         The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with regulations of the Securities and Exchange Commission. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq Small Cap Market or otherwise and, if commenced, may be discontinued at any time.


         Neither TDI nor the underwriters can predict the effect that the transactions described above may have on the price of the common stock. In addition, neither TDI nor the underwriters represent that the underwriters will engage in such transactions. If commenced, such transactions may be discontinued at any time without notice. The underwriters are not obligated to make a market in the common stock and if they do so may discontinue making a market at any time. There is no assurance an active trading market will ever develop for the common stock.


         Upon completion of this offering, we will sell to the representative for $10.00 warrants to purchase 120,000 shares of common stock. The representative's warrants will become exercisable immediately after the completion of this offering at a per share exercise price equal to 120% of the initial public offering price and will expire four years from the date of this prospectus. The representative's warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except to the representative, underwriters, selling group members and their officers or partners. During the exercise period, holders of the representative's warrants are entitled to certain demand and incidental rights with respect to the shares of common stock issuable upon exercise of the representative's warrants. The common stock issuable on exercise of the representative's warrants is subject to adjustment in certain events to prevent dilution, including issuances of shares at prices below fair market value.

         We will pay the representative a nonaccountable expense allowance of 3% of the gross proceeds of the offering, which will include proceeds from the over-allotment option, if exercised. The representative's expenses in excess of the nonaccountable expense allowance, including their legal expenses, will be borne by the representatives. We have paid $25,000 to the representative as an advance for these expenses.

         At the closing of this offering, we will enter into an agreement with Kashner Davidson Securities Corporation to retain Kashner Davidson as a management and financial consultant for 24 months at a fee of $96,000 payable at the closing of this offering. In the underwriting agreement for this offering, we have provided that we and any of our subsidiaries will grant to Kashner Davidson a right of first refusal for a period of two years from the date of this prospectus for any public or private offering of securities to raise capital for us. This right of first refusal is based on Kashner Davidson meeting the terms of other bona fide offers or fundings by other entities. For a period of one year from the date of this offering, we have agreed to not issue any shares of our stock or warrants or options for our stock, without the consent of Kashner Davidson.

         We have also agreed that we will, for a period of two years from the closing of this offering, invite a designee of Kashner Davidson to attend all meetings of the Board of Directors as an advisor. We will hold board meetings at least quarterly. The underwriter's advisor at the meeting will not be entitled to vote and will not receive compensation for attendance at the board meetings, except reimbursement of travel expenses.

         Further, we have agreed to use our best efforts to have officers, directors, employees and five percent shareholders use Kashner Davidson for any sales pursuant to SEC Rule 144 or any registration statement covering resales of shares by those persons, that we will use Kashner Davidson as an agent for any investment plan which we may establish in the future if Kashner Davidson can provide the same services at the same costs as the best provider and that we will invest any part of the net proceeds of this offering through Kashner Davidson if we use an investment bank for this purpose.

         We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make regarding these liabilities.


         The officers, executive directors and 5% or more beneficial shareholders of TDI have agreed with the underwriters that, without the prior written consent of Kashner Davidson Securities Corporation on behalf of the underwriters, they will not publicly sell or otherwise dispose of any common stock or any securities convertible into common stock for a period of two years following the date of this prospectus.


         Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price has been determined by negotiations among us and the representative. Among the principal factors considered in determining the initial public offering price of the common stock were our history and prospects, the industry in which we operate, the abilities of our management, the status of our products and proposed services, our past and present operating results, and the general condition of the securities markets at the time of this offering.

         The estimated initial public offering price per share set forth on the cover of this preliminary prospectus is subject to change as a result of the above and other factors.

                                  LEGAL MATTERS


         The validity of the issuance of the shares of common stock being offered hereby will be passed upon for us by Holland & Hart LLP, Denver, Colorado. Certain legal matters for the underwriters will be passed upon by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.


                                     EXPERTS


         Our audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the Securities and Exchange Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules. For further information about us and our common stock, please refer to the registration statement and the exhibits and schedules filed. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified by reference to such exhibit as filed.

         A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the SEC. The address of this Website is sec.gov.

                      TRAINING DEVICES INTERNATIONAL, INC.
                      ------------------------------------


                                      INDEX
                                      -----


                                                                                    Page
                                                                                    ----

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                            F-2

BALANCE SHEET, as of December 31, 1999                                              F-3

STATEMENTS OF OPERATIONS, for the years ended December 31, 1998 and 1999            F-5

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT,
    for the years ended December 31, 1998 and 1999                                  F-6

STATEMENTS OF CASH FLOWS, for the years ended December 31, 1998 and 1999            F-7

NOTES TO FINANCIAL STATEMENTS                                                      F-10


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
      Training Devices International, Inc.:

We have audited the accompanying balance sheet of TRAINING DEVICES INTERNATIONAL, INC. (a Colorado corporation) as of December 31, 1999, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Training Devices International, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Training Devices International, Inc. will continue as a going concern. As discussed in
Note 1 to the financial statements, Training Devices International, Inc. has suffered recurring losses and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP

Denver, Colorado
    March 13, 2000.

                      TRAINING DEVICES INTERNATIONAL, INC.
                      ------------------------------------

                                  BALANCE SHEET
                                  -------------

                                DECEMBER 31, 1999
                                -----------------

                                     ASSETS
                                     ------


CURRENT ASSETS:
    Cash                                                                                            $    96,437
    Accounts receivable -  trade                                                                          3,850
    Simulators-in-progress                                                                              391,264
    Prepaid expenses and other current assets                                                             9,645
    Earned income in excess of billings                                                                  36,878
    Deferred debt issuance costs, net of accumulated amortization
        of $91,143                                                                                      107,156
                                                                                                   ------------
            Total current assets                                                                        645,230

                                                                                                   ------------
SIMULATORS-IN-PROGRESS, net of current portion                                                          245,330

PROPERTY, PLANT AND EQUIPMENT:
    Leasehold improvements                                                                              110,488
    Software and licenses                                                                                93,150
    Furniture and equipment                                                                             218,452
                                                                                                   ------------
                                                                                                        422,090
    Less - Accumulated depreciation and amortization                                                   (150,994)
                                                                                                   ------------
           Property, plant and equipment, net                                                           271,096
                                                                                                   ------------
DEPOSITS                                                                                                  7,488

DEFERRED OFFERING COSTS                                                                                 237,751
                                                                                                   ------------
               Total assets                                                                          $1,406,895



       The accompanying notes are an integral part of this balance sheet.

                      TRAINING DEVICES INTERNATIONAL, INC.
                      ------------------------------------

                                  BALANCE SHEET
                                  -------------

                                DECEMBER 31, 1999
                                -----------------

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------



CURRENT LIABILITIES:
    Accounts payable                                                                              $     507,271
    Accrued expenses                                                                                    550,172
    Bridge loan payable (Note 12)                                                                       584,441
    Accrued losses on projects                                                                          145,389
    Note payable to Aims (Note 13)                                                                      526,000
    Deferred revenue - Aims                                                                             476,250
    Other notes payable                                                                                  10,329
                                                                                                  -------------
               Total current liabilities                                                              2,799,852
                                                                                                  -------------
CONVERTIBLE NOTES PAYABLE TO RELATED PARTIES (Note 10)                                                  120,000

BRIDGE LOAN INCENTIVE OBLIGATION                                                                        114,468

DEFERRED REVENUE - AIMS, net of current portion                                                         646,762
                                                                                                  -------------
               Total liabilities                                                                      3,681,082
                                                                                                  -------------
COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' DEFICIT
    Preferred Stock, no par value, 10,000,000 shares
        authorized, none outstanding                                                                       -
    Common stock, no par value, 20,000,000 shares
        authorized, 1,268,488 issued and outstanding                                                  4,054,722
    Deferred compensation                                                                               (67,196)
    Accumulated deficit                                                                              (6,261,713)
                                                                                                  -------------
               Total stockholders' deficit                                                           (2,274,187)
                                                                                                  -------------
               Total liabilities and stockholders' deficit                                         $  1,406,895
                                                                                                  =============



       The accompanying notes are an integral part of this balance sheet.

                      TRAINING DEVICES INTERNATIONAL, INC.
                      ------------------------------------


                            STATEMENTS OF OPERATIONS
                            ------------------------


                                                       Year Ended December 31,
                                                   -------------------------------
                                                       1998                 1999
                                                   ---------             ---------

REVENUES                                         $ 1,498,192           $ 1,028,569

COST OF SALES                                      2,227,740             1,419,148
                                                ------------          ------------
               Gross margin (loss)                  (729,548)             (390,579)

SELLING, GENERAL AND ADMINISTRATIVE                  832,249             1,286,559
                                                ------------          ------------
LOSS FROM OPERATIONS                              (1,561,797)           (1,677,138)

OTHER EXPENSE (INCOME):
    Interest expense                                  20,200               596,225
    Interest income                                  (10,387)               (7,683)
    Other expense                                     66,329                     -
    Offering costs                                         -               125,530
                                                ------------          ------------
               Total other expense, net               76,142               714,072
                                                ------------          ------------
NET LOSS                                         $(1,637,939)          $(2,391,210)
                                                ============          ============
BASIC AND DILUTED NET LOSS PER SHARE             $     (1.29)          $     (1.89)
                                                ============          ============
WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING                             1,267,453             1,268,516
                                                ============          ============


        The accompanying notes are an integral part of these statements.

                         TRAINING DEVICES INTERNATIONAL, INC.

                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                    FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                           Common Stock                                 Accumu-
                                     --------------------------       Deferred           lated
                                       Shares         Dollars        Compensation       Deficit           Total
                                     ------------  ------------    ---------------   -------------   ----------------
                                     ------------  ------------    ---------------   -------------   ----------------
BALANCES, December 31, 1997           1,242,697     $2,937,232         $ -            $(2,232,564)     $    704,668

    Additional shares issued in
        January 1998 from December
        1997 private placement           25,833        155,000           -               -                  155,000
    Stock offering costs               -               (15,400)          -               -                  (15,400)
    Issuance of Common Stock
        options at less than fair
        market value                   -               120,500           (120,500)       -                 -
    Amortization of deferred
        compensation                   -              -                    13,389        -                   13,389
    Net loss                           -              -                  -             (1,637,939)       (1,637,939)
                                   ------------   ------------        -----------   -------------    --------------
BALANCES, December 31, 1998           1,268,530      3,197,332           (107,111)     (3,870,503)         (780,282)

    Common stock warrants issued
        for services                    -                3,750           -               -                    3,750
    Common stock warrants issued
        in connection with Bridge
        Loans payable                   -              578,350           -               -                  578,350
    Issuance of Common Stock
        options at less than fair
        market value                    -              275,500           (275,500)       -                  -
    Repurchase of fractional shares         (42)          (210)          -               -                     (210)
    Amortization of deferred
        compensation                    -              -                  315,415        -                  315,415
    Net loss                            -              -                 -             (2,391,210)       (2,391,210)
                                   ------------   ------------        -----------   -------------    --------------
BALANCES, December 31, 1999           1,268,488     $4,054,722         $  (67,196)    $(6,261,713)      $(2,274,187)
                                   ============   ============        ===========   =============    ==============


        The accompanying notes are an integral part of these statements.

                      TRAINING DEVICES INTERNATIONAL, INC.



                            STATEMENTS OF CASH FLOWS


                                                                              Year Ended December 31,
                                                                            ---------------------------
                                                                                1998            1999
                                                                            -----------     -----------

OPERATING ACTIVITIES:
    Net loss                                                                $(1,637,939)    $(2,391,210)
    Adjustments to reconcile net loss to cash
        used in operating activities-
           Depreciation and amortization                                         50,583          77,743
           Loss on disposal of assets                                             3,249               -
           Loss on Aims simulator                                                     -         108,034
           Amortization of debt issuance costs                                        -          91,143
           Amortization of deferred compensation                                 13,389         315,415
           Accretion in connection with Bridge Loan payable                           -         183,051
           Accretion of Bridge Loan incentive payments                                -         114,468
           Accretion of note payable to Aims                                          -          74,013
           Common stock warrants issued for services                                  -           3,750
    Changes in operating assets and liabilities-
        Earnings in excess of billings                                          270,286         (36,878)
        Accounts receivable                                                     (79,172)         85,322
        Prepaid expenses and other current assets                                 5,121           1,345
        Simulators-in-progress                                                        -        (581,595)
        Deposits                                                                      -           2,079
        Accounts payable                                                        (88,225)         89,839
        Accrued expenses                                                        308,268         182,617
        Billings in excess of earnings                                          328,717        (367,282)
        Accrued losses on contracts                                             308,416        (177,397)
                                                                            -----------     -----------
               Cash used in operating activities                               (517,307)     (2,225,543)
                                                                            -----------     -----------


        The accompanying notes are an integral part of these statements.

                         TRAINING DEVICES INTERNATIONAL, INC.

                               STATEMENTS OF CASH FLOWS


                                                                                          Year Ended December 31,
                                                                                    -------------------------------
                                                                                          1998             1999
                                                                                    -------------     -------------

INVESTING ACTIVITIES:
    Acquisition of property, plant and equipment                                      $  (210,326)     $    (80,135)
    Proceeds from sale of fixed assets                                                        650              -
                                                                                    -------------     -------------
               Cash used in investing activities                                         (209,676)          (80,135)
                                                                                    -------------     -------------
FINANCING ACTIVITIES:
    Restricted cash                                                                        47,431            19,050
    Net proceeds from private placements of Common Stock                                  139,600              -
    Proceeds from Bridge Loan and other financing                                            -              890,100
    Payment of deferred debt issuance costs                                                  -              (88,659)
    Deferred offering costs                                                                  -              (57,653)
    Proceeds from Aims note                                                                  -            1,500,000
    Payments on other notes payable                                                          -              (34,671)
                                                                                     ------------        ----------
               Cash provided by financing activities                                      187,031         2,228,167
                                                                                     ------------        ----------
NET DECREASE IN CASH                                                                     (539,952)          (77,511)
CASH, beginning of the year, net of restricted portion                                    713,900           173,948
                                                                                     ------------        ----------
CASH, end of the year, net of restricted portion                                         $173,948       $    96,437
                                                                                          =======            ======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
        Cash paid during the year for interest                                         $    9,737       $    36,086
                                                                                           ======            ======


        The accompanying notes are an integral part of these statements.

                      TRAINING DEVICES INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

   NON-CASH TRANSACTIONS:


       During 1998, the Company acquired fixed assets of $13,530 through a capital lease payable.


       During the year ended December 31, 1999, the Company paid placement agent fees by issuing 17,000 Common Stock Warrants valued at $55,080 in May and 10,666 Common Stock warrants in July valued at $34,560.

       During 1999, the Company issued a note payable of $45,000 in settlement of a lease payable at December 31, 1998.

       During 1999, the Company incurred $20,000 of loan fees related to the note payable to Aims which was recorded as an increase to the note balance and deferred debt issuance costs.

       During 1999, the Company recorded deferred offering costs of $180,098, which were unpaid as of December 31, 1999 and included in accounts payable.


        The accompanying notes are an integral part of these statements.

                      TRAINING DEVICES INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

1. SUMMARY OF BUSINESS AND
      SIGNIFICANT ACCOUNTING POLICIES:

A summary of the business and significant accounting policies of Training Devices International, Inc. (the "Company" or "TDI") follows:

NATURE OF BUSINESS

TDI was formed on January 19, 1995 as a Colorado corporation. The Company develops and manufactures technology based flight training products for the commercial aviation market. The products are full motion flight simulators and flight training devices for the training of pilots.

GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1998 and 1999, the Company incurred losses of $1,637,939 and $2,391,210 respectively, and at December 31, 1999, its current liabilities exceed its current assets by $2,154,622. These factors, among others, indicate that there is substantial doubt as to whether the Company will be able to continue as a going concern.

The Company is proceeding with plans for an Initial Public Offering ("IPO") with the Securities and Exchange Commission to sell 1.2 million shares with estimated net proceeds, after all costs and expenses, of approximately $6.7 million. It has executed a Letter of Intent with an Underwriter and expects to file an amendment to its registration statement with the Securities and Exchange Commission in March 2000. There can be no guarantee that such offering will be completed.

Management continues to work on a variety of plans to infuse capital into the Company. In September 1999, the Company completed a $2,020,000 loan agreement with Aims Continuing Education Authority in Greeley, Colorado. These funds were used, in part, to commence work on a Beech 1900 full flight simulator to be used in the Company's NEXUSim program. This loan matures on December 1, 2000.

The Company received a committment for a $2,500,000 loan in December, 1999 from an individual (Note 15). This loan enabled the Company to begin production on a second Beech 1900 full flight simulator to be used in the Company's NEXUSim program. This loan will mature on February 1, 2001.

The Company was successful in obtaining $2,400,000 in vendor financing from two major component manufacturers. The Company will pay these amounts after certification is received from the Federal Aviation Administration (FAA).

The Company is also in negotiations with two funding sources that, if completed, could provide $12,000,000 in additional debt financing to allow the Company to start manufacturing a regional jet for its NEXUSim program.

RISK FACTORS

In addition to the going concern matter noted above, the Company also faces a number of other risks and uncertainties. The Company's proposed change in business plan to expand into higher production volumes of simulators and into management of training centers, is a business that current management has no experience with. The Company will need cash to finance the manufacturing costs of simulators for the NEXUSim training centers prior to the sale of fractional ownership interests and any delays in the manufacturing schedule could have a material adverse effect on the Company's business, cash flow, financial condition and operating results. The Company is dependent upon a limited number of suppliers, and although the Company is aware of alternative suppliers, a switch in suppliers can delay the completion of a simulator. A change in government regulations could increase the Company's cost of doing business or cause it to change the way it conducts its business. The timing of sales under the NEXUSim program is largely dependent upon the timing of receipt of the required FAA approval.

The Company has expended, and will continue to expend, significant resources marketing its NEXUSim product and identifying potential customers. Management believes, but cannot guarantee, that its product will be accepted by the marketplace in sufficient quantities to provide for profitable operations at some future date. The NEXUSim products (i.e., simulators) are being built to specifications of the Company' and will be subject to FAA approval before being sold. The Company's ability to achieve and attain profitable operations and positive cash flow from operations depends upon various factors including, among others, the costs of and resources for developing and marketing its product, the extent and timing of market acceptance of the Company's product, competitive factors and other factors, certain of which are beyond the Company's control. In order to execute its business plan, the Company will require additional public or private debt or equity financing. There can be no guarantees that such financing will be available in the future.

In the manufacture of simulators for unaffiliated third parties, the Company has served, and will continue in the future to serve, a few customers or possibly one customer at any particular time. The NEXUSim program will broaden the base of customers, with up to seven customers for each simulator. These customers will also utilize the training center containing their simulator.

Because of the limited number of customers at this time and for the foreseeable future, the Company is dependent upon maintaining and satisfactorily serving its customers. The loss of any one customer, because of a bankruptcy of the customer, cancellation, delay or other events, could materially and adversely affect present and future revenues. If the loss of a customer relates to performance, that loss could also have a negative impact on the Company's reputation in the industry.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all cash balances and highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

The majority of the Company's contracts have been long-term and fixed price in nature. The Company utilized the percentage-of-completion method of accounting for all projects in which the Company has a third party manufacturing contract. There were two such contracts outstanding at December 31, 1999.


Revenues recognized under the percentage-of-completion method are measured primarily by the cost-to-cost method. The amount of revenue recognized is not related to the progress billings to customers. Contract costs include all direct labor costs and associated indirect overhead costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Contracts in progress are as follows:


                                                                                     December 31,
                                                                       ------------------------------------------
                                                                               1998                   1999
                                                                       ------------------------------------------
         Costs incurred on contracts in progress                             $2,459,683            $2,138,054
         Estimated earnings, net of losses                                     (356,060)             (181,176)
                                                                           ------------          ------------
         Revenues recognized from contracts in progress                       2,103,623             1,956,878
         Less:  billings to date                                             (2,470,905)           (1,920,000)
                                                                           ------------          ------------
         Earnings in excess of billings                                      $  -                  $   36,878
                                                                            ============         ============
         Billings in excess of earnings                                      $ (367,282)          $      -
                                                                            ============         ============



The Company initiated two full flight simulator projects during the fourth quarter of 1999, under the Company's NEXUSim programs. Revenues will not be recognized during the construction of these assets until the fractional shares are sold and ownership of the fractional shares is transferred. The costs incurred to build the simulator are capitalized as simulators-in-progress, as shown on the accompanying balance sheet. As of December 31, 1999, the Company recognized a loss of $108,034 due to the projection that production costs of the Aims NEXUSim full flight simulator will exceed revenues from the future sale of the fractional shares.

SIMULATORS-IN-PROGRESS

Simulators-in-progress are stated at the lower of cost or market. The elements of cost include direct labor and materials, variable overhead and the full absorption of fixed manufacturing overhead. Cost is computed on an identified cost basis.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives. Useful lives are as follows:


              Leasehold improvements                        5 years
              Software                                      3 years



              Data licenses                                 5 years
              Furniture and equipment                  5 to 7 years


Leasehold improvements are depreciated over the shorter of the remaining term of the associated lease or the life of the asset.

When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss upon retirement is reflected in operations in the year of disposition.


DEFERRED OFFERING COSTS

Deferred offering costs are comprised of costs incurred by the Company related to the current proposed IPO activities. Such costs represent legal and other professional fees. Upon successful completion of the IPO, these costs will be offset against the IPO proceeds. Should the offering not be successful, these deferred offering costs will be expensed. During 1999, the Company expensed costs of $125,530 related to a previous IPO effort.

DEFERRED DEBT ISSUANCE COSTS

Debt issuance costs related to obtaining the Bridge Debt Financing (Note 12) and the Note payable to Aims (Note 13) have been deferred and are being amortized over the term of the debt instruments.


PURCHASED SOFTWARE


Software licenses purchased by the Company are capitalized and amortized over the estimated useful life of three years.


WARRANTIES

As a part of all contracts, the Company provides a warranty on its product. The warranties cover defects in design, materials and workmanship for a period ranging from 3 to 12 months. Estimated warranty costs are recognized as a part of the total cost of each contract, and are a component of accrued expenses in the accompanying financial statements.


INCOME TAXES

A current provision for income taxes is recorded for actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred income tax assets and liabilities are recorded for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

ASSET IMPAIRMENT

TDI reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets which are held and used in operations would be impaired if the undiscounted future cash flows were less than the net book value. Impairment losses would be recorded for the difference between the carrying value and the fair market value of the long-lived asset.


RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred and include salaries, supplies, and other direct costs, including a related overhead allocation. Research and development costs totaled $0 and $208,017 during the years ended December 31, 1998 and 1999, respectively.

ADVERTISING

The Company expenses advertising as incurred. These amounts totaled $2,733 and $16,633 for the years ended December 31, 1998 and 1999, respectively.

USE OF ESTIMATES


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE

Basic earnings per share is computed based on the monthly weighted-average number of common shares outstanding during each period. Diluted earnings per share is computed based on the monthly weighted-average number of common shares outstanding during the periods and the assumed exercise or conversion of securities convertible into common stock for which the effect of conversion or exercise would be dilutive (stock options and warrants) using the treasury stock method.


The Company has excluded the weighted-average effect of common stock issuable upon exercise of all warrants, options and convertible notes payable to related parties from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented.


The shares excluded are as follows:

      For the years ended December 31,
          1998 (including 32,000 shares from convertible notes)         377,028
          1999 (including 32,000 shares from convertible notes)         969,751



SEGMENT INFORMATION

In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments.

COMPREHENSIVE LOSS

Comprehensive loss for the years ended December 31, 1998 and 1999 is the same as the net loss as presented in the accompanying statements of operations.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year's presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB 133" ("SFAS No.137"). SFAS No. 137 requires the Company to adopt SFAS No. 133 for all quarters in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is currently evaluating the impact of this statement on its financial statements.


In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"). SAB 101 explains the SEC staff's general framework for revenue recognition by stating the criteria that must be met in order to recognize revenue. The Company will adopt SAB 101 in the first quarter of fiscal year 2000. Management of the Company believes that the adoption of SAB 101 will not have a material impact on its financial statements, however, the final evaluation of SAB101 is not complete.

2.    SIGNIFICANT CUSTOMERS:

During 1999, the Company had completed one flight simulator with another four in progress as of year-end. The following table details the customers accounting for greater than 10% of total revenues in each period presented:



                                                         1998                                   1999
                                        ---------------------------------------  ----------------------------------
                                             Revenues         % of Revenues        Revenues         % of Revenues
                                        ------------------  -------------------  ---------------  -----------------

       Customer A                            $1,013,876             68%             $828,974             88%
       Customer B                                10,051              1%              103,977             11%
       Customer C                               252,274             17%               11,209              1%
       Customer D                               179,128             12%                 -                  -



3.    LEASE COMMITMENTS:

The Company has entered into certain non-cancelable leases which are being accounted for as operating leases.

Future minimum rental payments for the leases described above are as follows:


                  Year ending December 31,
                     2000                                                                   $  86,981
                     2001                                                                      88,218
                     2002                                                                      89,622
                     2003                                                                      14,976
                     2004                                                                       -
                                                                                           ----------
                                                                                             $279,797
                                                                                           ==========



Rent expense for operating leases amounted to $99,878 and $127,091 for the years ended December 31, 1998 and 1999, respectively.

The Company will begin leasing space for the training center at Aims Community College when the simulator is completed (see Note 13). The training center is expected to open in late 2000, and the lease has an initial term of 10 years. Annual payments over the term of the lease will be as follows: $127,000 in years one through four, $137,000 in years five through seven, and $147,000 in years eight through ten. Lease expense will be recorded on a straight-line basis over the ten year period.

4.    INCOME TAXES:

The Company has had losses since its inception, and therefore has paid no federal or state income taxes. As of December 31, 1999, the Company had an accumulated net operating loss ("NOL") carryforward for income tax purposes of approximately $5,970,000. The carryforward is subject to examination by the tax authorities and expires at various dates from 2017 to 2019. The Tax Reform Act of 1996 contains provisions that may limit the use of the available NOL carryforwards.

Deferred tax assets and liabilities as of December 31, 1999 consist of the following:



        Current deferred tax assets (liabilities):
           Accrued losses on projects                                              $    55,248
           Deferred compensation                                                       119,953
                                                                                 -------------
                                                                                       175,201

        Less valuation allowance                                                      (175,201)
                                                                                 -------------
               Total current deferred tax assets (liabilities)                        -
                                                                                 -------------
        Non-current deferred assets (liabilities):
           Net operating loss carryforwards                                        $ 2,268,665


                                      F-16

           Depreciation differences                                                      1,986
                                                                                 -------------
                                                                                     2,270,651
        Less valuation allowance                                                    (2,270,651)
                                                                                 -------------
               Total non-current deferred tax
                  assets (liabilities)                                                -
                                                                                 -------------
        Net deferred tax assets                                                 $     -
                                                                                 =============



Included in the Company's deferred tax assets is a benefit resulting from the accumulated NOL and other previously unrecognized tax benefits. Recognition of the NOL and these benefits requires future taxable income, the attainment of which is uncertain, and therefore, a valuation allowance has been established for the entire balance. The above NOL and deferred tax asset valuation allowance is reflected because of recurring losses suffered by the Company and the fact that there is substantial doubt as to whether the Company will be able to generate sufficient income before the NOL's expire to realize the tax benefit of these losses. The increase in the valuation allowance is a result of an increase in deferred tax assets, which includes the NOL.

The Company recorded income tax expense and benefit for the years ended December 31 as follows:



                                                                             1998            1999
                                                                     ----------------- --------------
              Current tax benefit                                            $(447,843)     $(802,535)
              Deferred tax benefit                                            (150,634)      (102,904)
              Valuation provision                                              598,477        905,439
                                                                          ------------    -----------
                                                                         $       -       $       -
                                                                          ------------    -----------
                                                                          ============    ===========



The differences in income taxes provided and the amounts determined by applying the federal statutory rate to income taxes result from the following:



                                                                           1998              1999
                                                                     ----------------- --------------
              Income tax benefit using federal rate of 34%                 $(556,900)       $(813,011)
              State income tax benefit, net                                  (65,517)         (95,649)
              Meals, entertainment and other                                  23,940            3,221
              Change in valuation allowance                                  598,477          905,439
                                                                         -----------      -----------
                                                                     $       -         $      -
                                                                      ==============    =============



5.    CONCENTRATION OF CREDIT RISK:


Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and cash. Trade accounts receivable are typically secured by the underlying flight simulator and the Company assesses the credit of its customers as a part of the contracting process. The Company's cash consists of demand deposits and interest bearing accounts, all maintained at high quality financial institutions. Total account balances may periodically exceed insured limits for short periods of time; however, management believes that the Company's cash is subject to minimal credit risk.


6.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to short-term maturaties of these assets and liabilities. The carrying value of the note payable to Aims approximates fair value as this financing was obtained near the end of 1999. The carrying value and estimated fair value of the Company's convertible notes payable to related parties and bridge debt financing, which includes the bridge debt payable, accrued interest and bridge debt incentive obligations, are as follows:



                                                               December 31, 1999
                                                      ------------------------------------
                                                      Carrying Value      Fair Value
                                                      --------------      ----------
                    Convertible notes                 $120,000            $224,000
                    Bridge debt financing             $700,629            $1,877,510



The fair value is estimated based on the current conversion rates offered to the note holders, and the corresponding estimated fair value of stock that can be obtained through the exercising the conversion feature.

7.   STOCKHOLDERS' EQUITY:

The Company's authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences of any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. Upon issuance of preferred stock the Company is authorized to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series of the designation of such series.

Certain provisions included in the corporate documents could make it more difficult for a third party to acquire the company. The corporate documents require a two-thirds vote of shareholders for a merger or a sale of substantially all of its assets, the staggered election of directors and the availability for three-year terms, the requirement that directors can only be removed for cause and the availability of a large number of authorized but unissued shares of common and preferred stock.

8.    COMPANY STOCK OPTION PLANS:

The 1997 Incentive and Nonstatutory Stock Option Plan and the 1999 Stock Option Plan (collectively, the "Plans") authorize the Company to grant stock options to acquire up to 334,500 and 400,000 shares, respectively, of the Company's Common Stock. The Company accounts for its Plans under Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees. Under APB No. 25 compensation expense is recognized for the difference between the fair market value of the stock and the exercise price of the option at the date of grant. During 1998, 80,333 options were granted, which vest over three years from the grant date, with an exercise price below the estimated fair market value, and deferred compensation of $120,500 was recorded in the accompanying statement of changes in stockholders' deficit. In 1999, 63,333 options, which vested 90 days subsequent to issuance, were granted with an exercise price below the estimated fair market value. The Company recorded deferred compensation totaling $275,500 in the accompanying statement of changes in stockholders' deficit during 1999. For the year ended December 31, 1998 and 1999, the Company recognized $13,389 and $315,415, respectively, of compensation expense.

In September 1997, the Company issued options to an individual for the purchase of 183,333 shares of Common Stock at an exercise price of $3.00 per share. At that time, this individual was elected to serve as a Director and Chief Executive Officer of the Company. This individual has since resigned and as of December 31, 1999, options for the purchase of 100,000 shares Common Stock remain outstanding and exercisable.


Had compensation cost for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net loss and basic and diluted loss per share would have been increased to the following proforma amounts:


                                                                 1998            1999
                                                              -----------     -----------
                Net loss
                  As reported                                $(1,637,939)    $(2,391,210)
                                                              ===========     ===========
                  Pro forma                                  $(1,669,596)    $(2,845,504)
                                                              ===========     ===========

                Basic and diluted loss per share
                  As reported                                $     (1.29)    $     (1.89)
                                                              ===========     ===========
                  Pro forma                                  $     (1.32)    $     (2.24)
                                                              ===========     ===========



The following table summarizes activity with respect to outstanding Common Stock options for 1998 and 1999:



                                                                                           Weighted
                                                                                            Average
                                                                                           Exercise
                                                                             Shares       Price/Share
                                                                           ----------    -------------


                                      F-19

       Outstanding at December 31, 1997                                       146,866       $ 3.00

           Granted                                                             82,000         4.50
           Exercised                                                          -                -
           Forfeited                                                          (30,422)        3.08
                                                                           ----------       ------
       Outstanding at December 31, 1998                                       198,444         3.61

           Granted                                                            476,833 (1)     4.51
           Exercised                                                          -                -
           Forfeited                                                           (2,777)        5.83
                                                                           ----------       ------
       Outstanding at December 31, 1999                                       672,500       $ 4.24
                                                                              =======        =====
       Shares exercisable at December 31, 1999                                432,779       $ 3.74
                                                                              =======         ====



       (1) In March 2000, the terms of certain options granted during 1999 were modified (Note 15).

The weighted average fair value of the options granted during 1998 and 1999 in total (and per share) was $209,542 ($2.56 per share) and $890,267 ($1.87 per share), respectively.

The weighted average fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions: risk-free interest rates of 4.54% to 6.22% vesting over various terms with a maximum vesting period of three years, the term of the option equals the contract period, no expected volatility, and no expected dividends.

The following table sets forth the Company's Common Stock options outstanding, exercise price, weighted average remaining contractual lives and the number of Common Stock options exercisable as of December 31, 1999.


                               OPTIONS OUTSTANDING


                                                   Weighted
         Exercise           Number             Average Remaining               Number
           Price         Outstanding           Contractual Life             Exercisable
-------------------- --------------------- --------------------------- ------------------------
          $3.00             118,101               2.66 years                  112,886

          $4.50             119,233               3.88 years                   26,560

          $0.15              63,333               4.33 years                   63,333

          $6.75              51,833               5.12 years                    -

          $5.00             320,000               5.56 years                  230,000
                            -------                                           -------
                            672,500                                           432,779
                            =======                                           =======


9.    COMMON STOCK WARRANTS:

The following table summarizes activity with respect to outstanding Common Stock warrants for 1998 and 1999:



                                                                                                        Weighted
                                                                                                         Average
                                                                                                        Exercise
                                                                                         Shares       Price/Share
                                                                                       ---------     -------------

       Warrants outstanding and exercisable at
           December 31, 1997 and 1998                                                    146,584         $ 10.62
       Warrants issued to investors in connection with
           Bridge Debt Financing                                                          89,000            0.75
       Warrants issued to placement agent in connection with
           Bridge Debt Financing                                                          27,666            3.00
       Warrants issued to non-employees of the Company                                     2,000            2.75
                                                                                       ---------         -------
       Warrants outstanding and exercisable as of
           December 31, 1999                                                             265,250         $  6.46
                                                                                         =======          ======



The warrants issued to the non-employees related to consulting services rendered during 1999. These warrants were fully vested upon issuance. The fair value of these warrants was recorded as increase in selling, general and administrative expense and common stock in the accompanying financial statements.

The weighted average fair value of the warrants issued in 1999 totaled $582,100 and was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 7.25% vesting over various terms with a maximum vesting period of three years, expected volatility of 75%, and no expected dividend yields.

10. RELATED PARTY TRANSACTIONS:

In December 1996, the Company borrowed $100,000 from a member of management to help meet operating obligations. The Company issued a convertible note ("1996 Note") evidencing the loan. The terms of the 1996 Note provide that it is due and payable on January 2, 2001, and it shall bear interest at the rate of 10% until paid. The 1996 Note is convertible into shares of Common Stock at the rate of one share for each $3.75 of principal and interest converted. The balance of $100,000 was outstanding as of December 31, 1999 and is included in notes payable to related parties in the accompanying balance sheet.

During 1997, the Company borrowed funds from its officers and directors, and all but $20,000 was repaid during 1997. The remaining $20,000, payable to one individual, was converted into a convertible promissory note ("1997 Note") with terms identical to those of the 1996 Note. The entire balance is outstanding as of December 31, 1999 and is included in notes payable to related parties in the accompanying balance sheet. This amount was repaid during 2000.

11. COMMITMENTS AND CONTINGENCIES:


LITIGATION

In the normal course of business, the Company is also a party to various disputes, claims and legal actions. Provisions for costs and losses relating to these matters are made as management deems them appropriate. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the Company's financial position or results of operations.

SELF INSURANCE


The company maintains general liability insurance. Policy limits of TDI's product liability insurance at December 31, 1999, were $1 million per occurrence with an aggregate maximum of $2 million. Should the Company experience claims in excess of the policy limits, the Company would be self-insured for these amounts.



12. BRIDGE DEBT FINANCING:

During 1999, the Company raised approximately $890,000 in Bridge Debt Financing to fund operations via issuance of promissory notes. The proceeds included $60,000 from notes issued to two executive officers of the Company. The notes bear interest at a rate of 14% and are due May 31, 2000. In addition to the stated interest, incentive payments equal to 10% of the original principal will be paid in each of the five years beginning June 1, 2000. Additionally, warrants to purchase 83,000 shares of Common Stock, which vest on May 31, 2000, were issued with an exercise price of $0.75 per share. The fair value of these warrants totaled $578,250 and was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 7.25%, vesting over the term of the note, expected volatility of 75% and no expected dividend yields. The effective annual interest rate for this financing ranged between 153% and 183%, depending on the timing of issuance of the notes. The placement agent received a payment of $88,659, as well as 27,666 warrants to purchase Common Stock, which vested immediately, exercisable at $3.00 per share. The placement agent paid $100 for the warrants received.

Upon issuance of the notes, the warrants issued were recorded at fair value. The difference between the net proceeds received and the fair value of the warrants was recorded as bridge loan payable. The recorded value of the bridge loan payable will be accreted to its face value through interest expense over the term of the notes. Additionally, the 10% payments commencing after Note maturity are being accreted over the term of the loan to the present value of these payments at the Note maturity date.

In March 2000, the Company entered into agreements with all noteholders, with the exception of the two directors of the Company, to convert their respective principal balance and accrued interest into Common Stock of the Company if TDI successfully completes its Initial Public Offering ("IPO"). The number of shares to be issued upon conversion shall equal the principal and accrued interest on each note divided by a number that will be equal to 50% of the IPO price, before underwriters' discounts. The Noteholders will waive the bridge loan incentive payments upon conversion. If the IPO does not close for any reason, the notes shall remain outstanding under their original terms. The Company intends to repay the $60,000 notes plus accrued interest to the two directors upon closing of the IPO.

13. AIMS SIMULATOR AND NOTE:

During 1999, the Company borrowed $1,520,000 (including loan fees of $20,000) under an arrangement with Aims Community College Foundation, which provides for total borrowings of up to $2,020,000. The loan bears interest at the prime lending rate (8.25% as of the date of the borrowing) and is due on December 1, 2000. In connection with this borrowing, the Company entered into an arrangement to manufacture a simulator to be used in a training center at or near Aims Community College (an affiliate of the Foundation) in Greeley, Colorado.

Under this arrangement, the parties have also agreed to the following:

       - The Company will develop and manufacture a Beech 1900D Full Flight Simulator, Level C at a total estimated cost greater than the amount borrowed from Aims. The Company commenced work on this simulator in September 1999, and as of December 31, 1999, had incurred approximately 9% of the costs for the simulator.

       - The Company intends to sell six fractional ownership shares, each allowing 1,000 hours per year of training, in the simulator to unrelated third parties, after receiving FAA approval.

       - The Company has also agreed to transfer one fractional ownership share of the simulator to Aims at no additional charge. Along with this fractional interest, Aims will not be required to pay their share of the monthly operating costs to the Company incurred at the center for the life of the simulator. Any unused hours relating to the one fractional ownership share will be marketed by the Company with the revenues split between the Company and Aims on a 50/50 basis.

       - The simulator will be placed in a training center to be located in a building that will be leased from Aims, or a related party, for an initial term of ten years (see Note 3). The Company will manage the training center.

       - As collateral for this loan, the Company granted a security interest to Aims in substantially all of its assets, whether now owned or acquired in the future. The proceeds received from the sale of each fractional ownership interest must first be applied to repay this loan and release that share of the fractional ownership interest from the security interest held by Aims.

In connection with the above transaction, the fair value of the fractional share of the simulator transferred to Aims and the present value of the fair value of the future monthly operating revenues not being charged to Aims has been estimated and will be recorded as deferred revenue of approximately $1.5 million (approximately $1.125 million as of December 31, 1999). Revenue will be recognized as the right to the fractional share granted is transferred to Aims and over the term of the initial lease of the training center building. The recorded amount of the loan has been reduced accordingly and is $526,000 at December 31, 1999. The loan balance will be accreted up to $2,020,000 by the due date of December 1, 2000, and the accretion will be recorded as interest expense in the accompanying financial statements.

14. 3-TO-1 REVERSE STOCK SPLIT:

On September 7, 1999 the shareholders approved a 3-to-1 reverse stock split. All share and per share amounts included in the financial statements and the notes to financial statements have been adjusted accordingly for all periods presented. To eliminate all fractional shares resulting from this reverse split, the Company will repurchase 42 shares for $210 in 2000. This amount has been reflected in accrued liabilities and common stock in the accompanying balance sheet.

15. SUBSEQUENT EVENTS:

As of January 31, 2000, the Company entered into a strategic alliance agreement with one of its stock owners, Babcock & Brown LP ("B&B"), who is active in the United States in the leasing of aircraft. B&B is introducing the Company to potential purchasers of fractional ownership interests in simulators or hours for use in simulators manufactured by the Company, primarily airlines. For these services, B&B is receiving warrants for the purchase of 150,000 shares at a purchase price of $5.00 per share. These warrants will be distributed during 2000 on predetermined dates. In addition, as incentive compensation, B&B will receive additional warrants to purchase up to 475,000 shares of Common Stock at exercise prices ranging from $5.00 to $10.00 (or, if lower, the fair market value at the time of a sales contract), based upon the number of fractional ownership interests or 1,000 hour increments sold by the Company to parties with which B&B has arranged a meeting or an introduction for the Company. B&B has a cash out option, which is exercisable between the fourth and seventh anniversary of the agreement, for shares issuable under these warrants.

The Company received the first draw under a $2.5 million note payable to an individual in January 2000, with the proceeds being used to partially finance the costs of constructing a full flight simulator. The loan bears interest at 12% per annum and is payable on February 1, 2001. This loan includes a provision for a loan fee of $250,000 due on February 1, 2001 and an additional $750,000 payable to the lender, commencing February 1, 2001, in 60 equal monthly installments of $12,500. This loan is secured by one of TDI's simulators and related accounts receivables and other rights. The simulator to be constructed will be part of the Company's NEXUSim program.

In March 2000, the Company amended the terms of certain stock options granted during 1999. The total amount of options was decreased by 65,000. Additionally, the vesting terms were extended to three years from the date of grant.

================================================================================

           PROSPECTUS DELIVERY OBLIGATIONS

         Until ______________, 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                1,200,000 SHARES

                                TRAINING DEVICES
                              INTERNATIONAL, INC.

                                  COMMON STOCK

                                  ------------
                                   PROSPECTUS
                                  ------------


                     KASHNER DAVIDSON SECURITIES CORPORATION

                         ------------------------------

                         ------------------------------

                         ------------------------------


                               _____________, 2000


================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Colorado Business Corporation Act, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Colorado law provides that a director, officer or any other employee, fiduciary or agent, may be entitled to indemnification if: (1) the person conducted himself or herself in good faith; (2) the person reasonably believed, (a) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which the director was adjudged liable on the basis that he or she derived an improper personal benefit.

         Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the full extent permitted under Colorado law. We have also entered into indemnification agreements with each of our executive officers and directors. The terms of these indemnification agreements are described in "Management - Indemnification and Limitation of Liability."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling TDI pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses related to the issuance and distribution of the securities being registered hereby which will be borne by us:


ITEM OF EXPENSE                                                                              AMOUNT
---------------                                                                            --------
SEC registration fee..............................................................          $ 7,076

NASD filing fee...................................................................            2,500

Listing application fee...........................................................            7,740

Cost of printing and engraving....................................................          100,000

Transfer Agent fees...............................................................            1,250

Legal fees and expenses...........................................................          236,509

Accounting fees and expenses......................................................          159,839

Blue sky fees and expenses........................................................           10,000

Miscellaneous expenses............................................................           50,000
                                                                                      ----------------
Total expenses of issuance and distribution                                                $574,914

     Less amount paid through 4/30/00                                                     (194,755)
                                                                                      ----------------

Total expenses to be paid from proceeds                                                    $380,159
                                                                                      ================


         All fees and expenses listed above are estimated for purposes of this filing.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Since June 30, 1996, we have issued and sold unregistered securities as follows:

         1. We granted stock options to our employees, officers and directors as shown on the following table:



                                                                                                           EXERCISE
                                                                                  NUMBER OF                PRICE PER
                                                                                   GRANTS                    SHARE
                                                                                   ------                    -----

DATE
----

September, 1997......................................................              144,000                  $3.00

March, 1998..........................................................                3,333                  $4.50

August, 1998.........................................................               82,000                  $4.50

April, 1999 .........................................................               63,333                  $0.15
                                                                                    40,000                  $4.50

August, 1999.........................................................               34,500                  $6.75

November, 1999.......................................................               19,000                  $6.75


                                      II-2

December, 1999.......................................................              255,000                  $5.00
                                                                                   -------

Total................................................................              641,166
                                                                                   =======



         We have adjusted the number of grants in December, 1999 to reflect an amendment made in March, 2000. Options for 39,423 shares have been forfeited.


         2. On December 5, 1996, we issued to Bruce S. Betschart a Convertible Promissory Note in the principal amount of $100,000 which, as amended in August, 1999, bears interest at a rate of 10% per annum and matures on January 2, 2001. The conversion rate is one share of common stock for each $3.75 of principal.

         3. On December 10, 1996, we sold an aggregate of 66,667 shares of common stock to four key employees for a total purchase price of $1,000, or $.015 per share.

         4. In January, 1997, we sold an aggregate of 160,000 shares of common stock at a cash price of $3.75 per share for a total sum of $600,000 in a private offering to buyers whom we believed were accredited investors. As a placement agent fee for this offering, Bathgate McColley Capital Group, LLC received 33,333 shares of common stock valued at $500 and warrants to purchase 6,000 shares of common stock at an exercise price of $3.75 per share.


         5. In May, 1997, we borrowed $114,000 from officers and directors of TDI. Of this amount, $94,000 was repaid in the same year, without interest. The remaining $20,000 represents a loan by Leonard Hawkins who was a director and was given a convertible promissory note which contains the same terms as Mr. Betschart's note described in Item 2 above.


         6. On July 30, 1997, we issued four Secured Convertible Promissory Notes in the total principal amount of $250,000 which were convertible into shares of common stock at the price of $3.00 per share. We believed that the four buyers were accredited investors. These Notes had a maturity date of July 31, 2002.

         7. On September 3, 1997, we sold 233,333 shares of common stock at a cash price of $3.00 per share for a total sum of $700,000 to ProFutures Bridge Capital Fund, L.P., whom we believed to have been an accredited investor. In lieu of a cash commission for its services in this transaction, Bathgate McColley Capital received from us 8,333 shares of common stock with an agreed value of $25,000.

         8. On September 4, 1997, we issued an option to purchase 183,333 shares of common stock to Robert T. Bruce with an exercise price of $3.00 per share as set forth in an Option Agreement for Purchase of Common Stock executed in connection with Mr. Bruce's agreement to serve as Chairman of the Board of Directors. This option has been forfeited as to 83,333 shares, and currently this option remains outstanding for the purchase of 100,000 shares.

         9. In October 1997, the holders of the four Secured Convertible Promissory Notes in the total principal amount of $250,000 converted these notes into 85,197 shares of common stock at a price of $3.00 per share.

         10. In October, 1997, all of our outstanding shares of "Series A Preferred Stock," consisting of 3,333 shares, were converted into 66,667 shares of common stock.

         11. In October 1997, we sold 238,333 shares of common stock and issued warrants to purchase up to 119,167 shares of common stock at a price of $12.00 per unit (each unit consisted of two shares of common stock and one warrant to purchase one share of stock) for a total sum of $1,430,000. The buyers were persons or entities whom we believed were accredited investors. For acting as a placement agent in this offering, Bathgate McColley received warrants to purchase 11,417 shares of common stock at an exercise price of $6.00 per share.

         12. In January, 1998, we issued 10,000 shares of common stock to an accountant in lieu of paying $18,375 for services performed by him.

         13. In May 1999, we issued warrants to purchase 1,000 shares of common stock to a consultant in partial payment of his fees for financial services at an exercise price of $.75 per share.

         14. From May to August, 1999, we sold warrants to purchase up to 83,000 shares of our common stock at an exercise price per share of $0.75 and issued notes in the total principal amount of $830,000 bearing interest at a rate of 14% per annum, with a maturity date of (a) May 31, 2000 which can be extended by us or, if earlier, (b) completion of a $5,000,000 financing by us. We believed that the purchasers in this offering were accredited investors.

         15. In July, 1999, we agreed to issue warrants to purchase 500 shares of common stock to an attorney in partial payment of his fees for legal services at an exercise price of $0.75 per share.

         16. In August 1999, we issued for $60,000 promissory notes in the aggregate principal amount of $60,000 bearing interest at the rate of 14% per annum and warrants to purchase 6,000 shares of common stock to two executive officers and directors of the Company at an exercise price of $0.75 per share.


                                      II-4
\

         17. In August, 1999, we issued to a financial consultant a warrant to purchase 500 shares at an exercise price of $6.75 per share in partial payment for his services.

         18. From February, 2000 to April, 2000, we have and will issue to Babcock & Brown, LP warrants to purchase a total of 150,000 shares of our common stock, at an exercise price of $5.00 per share. We believe that Babcock & Brown, LP is an accredited investor.

         19. In February and March, 2000, we entered into agreements with the holders of the notes described in Item 14 above for the conversion of those notes into our common stock at a conversion price equal to one-half the initial public offering price in this offering. A conversion is to occur on the effective date of this registration statement.


         We relied on an exemption from securities registration pursuant to Rule 701 under the Securities Act for the offer and sale of securities described in Items 1 and 8 above. The securities were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, the grant of options as described in Item 1 may not have constituted a sale under the Securities Act, and we relied upon exemptions from securities registration pursuant to Section 4(2) of, and Rule 506 under, the Securities Act for the offer and sale to Mr. Bruce as described in Item 8. Mr. Bruce became a high level officer and director of TDI at the time of the transaction and had access to information about TDI.

         For the offer and sale of securities described in Items 2 and 3, we relied upon an exemption from securities registration pursuant to Section 4(2) of the Securities Act. The sales were made to high level officers and directors of TDI who had access to information about TDI.


         For the offer and sale of securities described in Items 4 through 7, 9 and 11 through 19, we relied upon exemptions from securities registration pursuant to Section 4(2) of, and Rule 506 under, the Securities Act of 1933. In addition, we relied upon the exemption under Section 3(a)(9) of the Securities Act for the conversion of securities described in Items 9, 10 and 19 above. Because of their specific purposes and limited dollar amount, we also relied upon an exemption from securities registration pursuant to Rule 504 of the Securities Act for the offer and sale of securities described in Items 12, 13, 15 and 17.

         Further, the transactions described in Items 2 through 7 and 11 through 19 may also be considered exempt from securities registration pursuant to Rule 505 of the Securities Act. The total amount offered and sold is less than $5,000,000 and has been sold primarily to accredited investors.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a)    Exhibits


               EXHIBIT
                NUMBER     DESCRIPTION OF EXHIBIT
                ------     ----------------------

                  1        Underwriting Agreement.

                  2        Amended and Restated Articles of Incorporation of Training
                           Devices International, Inc.**

                  3        Amended and Restated Bylaws of Training Devices
                           International, Inc.**

                  4.1      Specimen stock certificate representing shares of common stock of Training Devices International, Inc.*

                  4.2      Warrant for the purchase of common stock to be issued to the representative upon the closing of this offering.

                  4.3      Advisory and Investment Bank Agreement.

                  5        Opinion of Holland & Hart LLP regarding the legality of the securities being registered.*

                  10.1 1997 Incentive and Nonstatutory Stock Option Plan, as amended.**

                  10.2     1999 Stock Option Plan.**

                  10.3 Form of Promissory Note issued to investors from May to August, 1999.**

                  10.4     Form of Warrant for the purchase of common stock issued from
                           May to August, 1999.**

                  10.5     Placement Agent Agreement dated May 25, 1999.**

                  10.6     Form of Warrant Agreement between Training Devices
                           International, Inc. and Bathgate McColley Capital Group, LLC
                           issued in August, 1999.**

                  10.7 Form of Warrant for purchase of common stock issued to investors from October 1997 to January 1998.**

                  10.8     Form of Warrant Certificate between Training Devices
                           International, Inc. and principals of Bathgate McColley Capital
                           Group, LLC issued December 31, 1997.**

                  10.9     Form of Registration Rights Agreement executed from October,
                           1997 to January 1998.**


                                      II-6

                  10.10    Placement Agent Agreement dated October 8, 1997.**

                  10.11    Form of Registration Rights Agreement dated July 30, 1997.**

                  10.12    Placement Agent Agreement dated January 7, 1997.**

                  10.13    Form of Warrant Certificate between Training Devices
                           International, Inc. and principals of Bathgate McColley Capital
                           Group, LLC issued February 20, 1997.**

                  10.14 Convertible Promissory Note in the principal amount of $100,000 payable to Bruce Betschart, as amended.**

                  10.16    Lease Agreement, as amended, dated December 1, 1997,
                           between Spiral, Inc., as landlord, and Training Devices
                           International, Inc., as tenant, for premises located at 7367 South
                           Revere Parkway, Building 2-C, Englewood, Colorado.**

                  10.17    Promissory Note between Training Devices International, Inc.
                           and Key Bank National Association dated June 4, 1999.**

                  10.18    Commercial Pledge Agreement between Training Devices
                           International, Inc. and Key Bank National Association dated
                           June 4, 1999.**

                  10.19    Training Center and Fractional Ownership Agreement dated
                           September 14, 1999, between TDI and Aims Continuing
                           Education Authority, with Lease Agreement dated September
                           14, 1999, between TDI and Aims Continuing Education
                           Authority, attached as Exhibit A.**

                  10.20    The following loan documents dated September 14, 1999,
                           between TDI and Aims Community College Foundation:
                           (A) Promissory Note; (B) Security Agreement; (C) Line of
                           Credit Agreement.** (D) Amendment No. 1 to that Security
                           Agreement between TDI and Aims Community College
                           Foundation dated September 22, 1999.

                  10.21    Form of Indemnification Agreement between Training Devices
                           International, Inc. and its officers and directors.**

                  10.22    Form of Agreement to Convert Note dated March, 2000
                           between TDI and holders of promissory notes which are shown as Exhibit 10.3.

                  10.23    Strategic Alliance Agreement dated January 31, 2000 between

                                      II-7


                           TDI and Babcock & Brown, LP, together with a form of warrant being issued to Babcock & Brown, LP.

                  10.24    Promissory Note and Security Agreement dated December 23,
                           1999, between TDI and Reginald D. Fowler in principal amount of $2,500,000.

                  10.25    Final Contract dated November 17, 1999 between Training Devices
                           International, Inc. and Hydraudyne Systems & Engineering B.V.
                           concerning motion systems.

                  10.26    Special Terms Agreement for One Visual System dated __________
                           between Evans & Sutherland Computer Corporation and Training
                           Devices International, Inc. concerning visual systems.*

                  23.1     Consent of Holland & Hart LLP (included in Exhibit 5).*

                  23.2     Consent of Arthur Andersen LLP.

                  24       Power of Attorney.

                  27       Financial Data Schedule.


         *to be filed by amendment

         **previously filed


ITEM 28.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         The undersigned small business issuer hereby undertakes to:

              (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared effective.

              (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on March 22, 2000.


                                           TRAINING DEVICES
                                           INTERNATIONAL, INC.

                                           By:      /s/ Ronald C. Ellington
                                              ----------------------------------
                                                    Ronald C. Ellington
                                                    Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated.


                 Signature                                      Title                            Date
                 ---------                                      -----                            ----

/s/ Ronald C. Ellington
--------------------------------             Chairman of the Board and Chief                March 22, 2000
Ronald C. Ellington                          Executive Officer (Principal
                                             Executive Officer)

/s/ Dennis J. Meyer
--------------------------------             Vice President and Chief Financial             March 22, 2000
Dennis J. Meyer                              Officer (Principal Financial Officer
                                             and Principal Accounting Officer)

/s/ Bruce S. Betschart*
--------------------------------             Director, President and Chief                  March 22, 2000
Bruce S. Betschart                           Operating Officer

/s/ Ann Torre Grant*
--------------------------------             Director                                       March 22, 2000
Ann Torre Grant

/s/ John Jenkins*
--------------------------------             Director                                       March 22, 2000
John Jenkins

/s/ Peter Roy*
--------------------------------             Director                                       March 22, 2000
Peter Roy



*By: /s/ Ronald C. Ellington
    ----------------------------

      Ronald C. Ellington
       Attorney-in-Fact

                                INDEX TO EXHIBITS


      EXHIBIT
       NUMBER    DESCRIPTION
       ------    ----------------------

        1        Underwriting Agreement.

        2        Amended and Restated Articles of Incorporation of Training Devices
                 International, Inc.**

        3        Amended and Restated Bylaws of Training Devices International, Inc.**

        4.1 Specimen stock certificate representing shares of common stock of Training Devices International, Inc.*

        4.2 Warrant for the purchase of common stock to be issued to the representative upon the closing of this offering.

        4.3      Advisory and Investment Bank Agreement.

        5        Opinion of Holland & Hart LLP regarding the legality of the securities being registered.*

        10.1     1997 Incentive and Nonstatutory Stock Option Plan, as amended.**

        10.2     1999 Stock Option Plan.**

        10.3     Form of Promissory Note issued to investors from May to August, 1999.**

        10.4     Form of Warrant for the purchase of common stock issued from May to August, 1999.**

        10.5     Placement Agent Agreement dated May 25, 1999.**

        10.6     Form of Warrant Agreement between Training Devices International, Inc.
                 and principals of Bathgate McColley Capital Group, LLC issued in August, 1999.**

        10.7     Form of Warrant for purchase of common stock issued to investors from
                 October 1997 to January 1998.**

        10.8     Form of Warrant Certificate between Training Devices International, Inc.
                 and principals of Bathgate McColley Capital Group, LLC issued
                 December 31, 1997.**

        10.9     Form of Registration Rights Agreement executed from October, 1997 to
                 January 1998.**

        10.10    Placement Agent Agreement dated October 8, 1997.**

        10.11    Form of Registration Rights Agreement dated July 30, 1997.**

        10.12    Placement Agent Agreement dated January 7, 1997.**

        10.13    Form of Warrant Certificate between Training Devices International, Inc.
                 and principals of Bathgate McColley Capital Group, LLC issued
                 February 20, 1997.**


                                     II-11

        10.14    Convertible Promissory Note in the principal amount of $100,000 payable to Bruce Betschart, as amended.**

        10.16    Lease Agreement, as amended, dated December 1, 1997, between Spiral,
                 Inc., as landlord, and Training Devices International, Inc., as tenant, for premises located at 7367 South Revere Parkway, Building 2-C,
                 Englewood, Colorado.**

        10.17    Promissory Note between Training Devices International, Inc. and Key
                 Bank National Association dated June 4, 1999.**

        10.18    Commercial Pledge Agreement between Training Devices International,
                 Inc. and Key Bank National Association dated June 4, 1999.**

        10.19    Training Center and Fractional Ownership Agreement dated September 14,
                 1999, between TDI and Aims Continuing Education Authority, with Lease
                 Agreement dated September 14, 1999, between TDI and Aims Continuing
                 Education Authority, attached as Exhibit A.**

        10.20    The following loan documents dated September 14, 1999, between TDI and Aims Community College Foundation: (A) Promissory Note;
                 (B) Security Agreement; (C) Line of Credit Agreement.**
                 (D) Amendment No. 1 to that Security Agreement between TDI and Aims
                 Community College Foundation dated September 22, 1999.

        10.21    Form of Indemnification Agreement between Training Devices
                 International, Inc. and its officers and directors.**

        10.22    Form of Agreement to Convert Note dated March, 2000 between TDI and holders of promissory notes which are shown as Exhibit 10.3.

        10.23    Strategic Alliance Agreement dated January 31, 2000 between TDI and
                 Babcock & Brown, LP, together with a form of warrant being issued to
                 Babcock & Brown, LP.

        10.24    Promissory Note and Security Agreement dated December 23, 1999, between TDI and Reginald D. Fowler in principal amount of $2,500,000.

        10.25    Final Contract dated November 17, 1999 between Training Devices
                 International, Inc. and Hydraudyne Systems & Engineering B.V.
                 concerning motion systems.

        10.26 Special Terms Agreement for One Visual System dated __________ between Evans & Sutherland Computer Corporation and Training
                 Devices International, Inc. concerning visual systems.*

        23.1     Consent of Holland & Hart LLP (included in Exhibit 5).*

        23.2     Consent of Arthur Andersen LLP.

        24       Power of Attorney.

        27       Financial Data Schedule.



         *to be filed by amendment
         **previously filed



                                     II-12